Exhibit T3C

MUZAK LLC

as Issuer,

The GUARANTORS named herein

and

WILMINGTON TRUST FSB, as Trustee

INDENTURE

Dated as of February 1, 2010

15% Senior Notes due 2014

i

v

INDENTURE, dated as of February 1, 2010, among MUZAK LLC, a Delaware limited liability company (referred to herein as the “Issuer”), each of the Guarantors (as defined herein) and WILMINGTON TRUST FSB, as trustee.

WHEREAS, the Issuer, Muzak Finance Corp. and each guarantor and U.S. Bank National Association, in its capacity as trustee, entered into that certain indenture dated as of May 20, 2003 pursuant to which the Issuer and Muzak Finance Corp. issued 10% Senior Notes due 2009 (the “Prepetition Senior Notes”) (as amended, restated, supplemented and/or modified, the “Prepetition Indenture”);

WHEREAS, on February 10, 2009, the Issuer, Muzak Finance Corp., Muzak Holdings LLC, Muzak Holdings Finance Corp., Background Music Broadcasters, Inc., Muzak Capital Corporation, MLP Environmental Music, LLC, Business Sound, Inc., BI Acquisition, LLC, Electro-Systems Corporation, Audio Environments, Inc., Telephone Audio Productions, Inc., Vortex Sound Communications Company, Inc., Muzak Houston, Inc., and Music Incorporated (collectively, the “Debtors”) each filed voluntary petitions for relief under Title 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Case”);

WHEREAS, in conjunction with the Debtors’ emergence from bankruptcy protection, the Debtors and certain of their creditors have agreed to restructure certain of their liabilities, including without limitation, the Debtors’ liabilities under the Prepetition Senior Notes and the Prepetition Indenture;

WHEREAS, as part of such restructuring of the liabilities under the Prepetition Senior Notes and the Prepetition Indenture, the holders of the Prepetition Senior Notes have agreed to cancel $220,000,000 of Prepetition Senior Notes (and the corresponding guarantees) provided that as partial consideration for such cancellation, $135,000,000 of 15% Senior Notes due 2014 (the “Notes”; as further defined in Section 1.01 below) are issued by Issuer to such holders pursuant to the terms and conditions hereof;

WHEREAS, the Issuer has authorized the creation of an issue of the Notes; and

WHEREAS, the Issuer and each of the Guarantors have duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, in consideration of the promises and the purchase and acceptance of the Notes by the Holders thereof, each party to this Indenture agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with any other Person or which is assumed in connection with the acquisition of assets from such Person and, in each case, whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger, consolidation or acquisition.

“Acquisition EBITDA” means, with respect to any Asset Acquisition, (i) EBITDA attributable to the assets to be acquired in such Asset Acquisition for the same fiscal quarter utilized in determining “Consolidated Leverage Ratio” plus (ii) the projected, quantifiable cost reductions expected to be realized and non-recurring costs and expenses, in each case, in connection with such Asset Acquisition and as a result of, in the case of cost reductions, an established program of cost reductions adopted in good faith by the Board of Directors of the Issuer. For purposes of the foregoing, cost reductions and non-recurring costs and expenses, in each case, shall be calculated on a pro forma basis as if such cost reductions and non-recurring costs and expenses, in each case, had been implemented at the beginning of such fiscal quarter. Prior to the consummation of any transaction requiring the inclusion of Acquisition EBITDA in the calculation of Consolidated Leverage Ratio, as applicable, the Issuer shall deliver to the Trustee an Officers’ Certificate indicating the cost reductions and non-recurring costs and expenses, in each case, taken into account in determining Acquisition EBITDA and the assumptions underlying such cost reductions and non-recurring costs and expenses.

“Adjusted Net Assets” of any Person at any date shall mean the lesser of

(1) the amount by which the fair salable value of the assets of such Person at such date exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee of such Person at such date, and

(2) the amount by which the fair salable value of the assets of such Person at such date exceeds the amount that will be required to pay the probable liability of such Person on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Person in respect of the obligations of such Person under the Guarantee of such Person), excluding Indebtedness in respect of the Guarantee of such Person, as they become absolute and matured.

“Affiliate” means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; except that, for purposes of Section 4.09 of this Indenture, beneficial ownership of at least 10.0% of the voting securities of a Person, either directly or indirectly, shall be deemed to be control.

“Agent” means any Registrar, Paying Agent, co-registrar or agent for service of notices and demands.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, assignment, transfer, lease or other disposition (including any Sale and Lease-Back Transaction), other than in the ordinary course of business or to the Issuer or any of its Restricted Subsidiaries, in any single transaction or series of related transactions of

(1) any Capital Stock of or other equity interest in Holdings or any Restricted Subsidiary of the Issuer or

(2) any other Property or assets of Holdings, the Issuer or of any Restricted Subsidiary thereof;

however, Asset Sales shall not include

(3) a transaction or series of related transactions for which Holdings, the Issuer or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million,

(4) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer as permitted under Section 5.01 of this Indenture or any disposition that constitutes a Change of Control,

(5) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(6) the factoring of accounts receivable arising in the ordinary course of business pursuant to customary arrangements,

(7) the non-exclusive licensing of intellectual property,

(8) disposals or replacements of obsolete equipment in the ordinary course of business, and

(9) any transfer of assets acquired by the Issuer or any of its Restricted Subsidiaries to an independent affiliate of the Issuer or any of its Restricted Subsidiaries in accordance with the terms of the Franchise Agreements as such agreements are in effect on the Issue Date and as the same may be amended or restated in a manner which is not more disadvantageous to the holders in any material respect than the terms of such agreements as in effect on the Issue Date.1

“Asset Sale Proceeds” means, with respect to any Asset Sale,

(1) cash and Cash Equivalents received by the Issuer, Holdings or any Restricted Subsidiary of the Issuer from such Asset Sale (including cash and Cash Equivalents received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

(a) provision for all income or other taxes measured by or resulting from such Asset Sale (after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements),

(b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale,

(c) provision for minority interest holders in any Restricted Subsidiary of the Issuer as a result of such Asset Sale or otherwise required to be repaid in connection with such Asset Sale,

(d) repayment of Indebtedness that is secured by the assets subject to such Asset Sale, and

(e) deduction of appropriate amounts to be provided by the Issuer, Holdings or a Restricted Subsidiary of the Issuer as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by the Issuer, Holdings or a Restricted Subsidiary of the Issuer after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale, and

(2) promissory notes and other non-cash consideration received by the Issuer, Holdings or any Restricted Subsidiary of the Issuer from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash or Cash Equivalents.

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (3)(a) or (3)(b) of Section 4.08(a), and that have not yet been the basis for an Excess Proceeds Offer in accordance with clause (3)(c), of Section 4.08(a) of this Indenture.

“Bankruptcy Case” has the meaning assigned thereto in the third paragraph of this Indenture.

“Board of Directors” means, with respect to any Person, the board of directors of such Person (or, if such Person is a limited liability company, the board of managers of such company) or similar governing body or any duly authorized committee thereof.

“Board Resolution” means with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Capital Expenditures” shall mean, for any period and for any Person, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) made by Holdings and its Subsidiaries during such period that are or are required to be treated as capital expenditures under GAAP, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (c) from the net proceeds of any disposition of fixed assets permitted by this Indenture, or (d) expenditures financed from the proceeds of any Indebtedness of the sort described in clause (12) of the definition of Permitted Indebtedness.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock (including with respect to Holdings, the PIK Preferred Units) of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligation” means with respect to any Person, Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Cash Equivalents” means

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Cash Interest” means the portion of interest on the Notes which the Issuer is required to pay in cash.

“Change of Control” means (a) the consummation of any transaction (including without limitation, any merger) the result of which is that any “person” (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 35% of the outstanding total voting power of Holdings on a fully diluted basis; provided, however, that no Person shall be deemed to beneficially own securities in Holdings beneficially owned by other parties to the LLC Agreement except to the extent of its pecuniary interest therein; or (b) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall be occupied by Persons who were neither (i) nominated by the Board of Directors of Holdings, (ii) appointed by directors so nominated nor (iii) designated by one or more of the holders of PIK Preferred Units; or (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, whether as one transaction or a series of related transaction, of all or substantially all of the business or assets of Holdings and its Subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of Holdings if substantially all of the assets of Holdings and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Holdings; or (d) the approval by the holders of Capital Stock of Holdings of any plan or proposal for the liquidation or dissolution of Holdings (whether or not otherwise in compliance with the provisions of this Indenture).

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to

(1) vote in the election of directors of such Person, or

(2) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person; provided, however, that, with respect to Holdings, the PIK Preferred Units shall be excluded from the definition of Common Stock.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for such Person and its Restricted Subsidiaries on a consolidated basis including, but not limited to,

(1) Redeemable Dividends, whether paid or accrued, on Preferred Stock,

(2) imputed interest included in Capitalized Lease Obligations,

(3) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(4) the net costs associated with Hedging Obligations,

(5) amortization of other financing fees and expenses,

(6) the interest portion of any deferred payment obligation,

(7) amortization of discount or premium, if any, and

(8) all other non-cash interest expense (other than interest amortized to cost of sales)

plus, without duplication,

(1) all net capitalized interest for such period,

(2) all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, and

(3) the amount of all dividends or distributions paid on Disqualified Capital Stock (other than dividends paid or payable in shares of Capital Stock of the Issuer that does not constitute Disqualified Capital Stock).

“Consolidated Leverage Ratio” means, with respect to any Person, the ratio of

(1) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Restricted Subsidiaries as of the date of calculation (the “Transaction Date”) on a consolidated basis determined in accordance with GAAP to

(2) the product of (a) such Person’s EBITDA for the full fiscal quarter (the “One Quarter Period”) ending on or prior to the date of determination for which financial statements are available and (b) four.

For purposes of this definition, clauses (1) and (2) above shall be calculated after giving effect on a pro forma basis to:

(a) the incurrence or repayment of any the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries or the issuance or redemption or other repayment of Preferred Stock of any such Restricted Subsidiary, and the application of the proceeds thereof, giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness and, in the case of any Restricted Subsidiary, the issuance or redemption or other repayment of Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the One Quarter Period or at any time subsequent to the last day of the One Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption or other repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the One Quarter Period; and

(b) any Asset Sales or Asset Acquisitions occurring during the One Quarter Period or at any time subsequent to the last day of the One Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any Acquired Indebtedness) occurred on the first day of the One Quarter Period as follows: with respect to Asset Sales, the EBITDA attributable to the assets which are the subject of Asset Sales that occurred shall be excluded; and with respect to Asset Acquisitions, the Acquisition EBITDA attributable to the assets which are the subject of the applicable Asset Acquisition shall be included.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; however,

(1) the Net Income of any Person other than a Restricted Subsidiary of the referent Person shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary of such referent Person,

(2) the Net Income of any Restricted Subsidiary of the Person in question that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation,

(3) [RESERVED],

(4) any net gain or loss (but in the case of any net loss, only to the extent that such determination of Consolidated Net Income is being made in connection with the determination of amounts available for Restricted Payments pursuant to the provisions described under Section 4.07 of this Indenture) resulting from an Asset Sale by the Person in question or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded,

(5) extraordinary gains and losses shall be excluded,

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued) shall be excluded,

(7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets shall be excluded, and

(8) Consolidated Net Income shall not include any cancellation of indebtedness income arising in connection with the cancellation and discharge of any of Person’s Indebtedness and other liabilities in connection with the Bankruptcy Case or otherwise.

“Corporate Trust Office” means the corporate trust office of the Trustee which at any particular time it shall have designated as the office at which this Indenture shall be principally administered, which office at the date of execution of this Indenture is located at 1100 North Market Street, Wilmington, DE 19890.

“Cumulative Consolidated Interest Expense” means, with respect to any Person, as of any date of determination, Consolidated Interest Expense from February 1, 2010 to the end of such Person’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cumulative EBITDA” means, with respect to any Person, as of any date of determination, EBITDA from February 1, 2010 to the end of such Person’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depository” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Director” means, with respect to any Person, a member of the Board of Directors of such Person (or, if such Person is a limited liability company, a member of the board of managers of such Person).

“Disqualified Capital Stock” means any Capital Stock of a Person or a Restricted Subsidiary thereof which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Notes. Without limitation of the foregoing, Disqualified Capital Stock shall be deemed to include any Preferred Stock of a Person (including the PIK Preferred Units with respect to Holdings) or a Restricted Subsidiary of such Person, with respect to either of which, under the terms of such Preferred Stock, by agreement or otherwise, such Person or Restricted Subsidiary is obligated to pay current dividends or distributions in cash during the period prior to the maturity date of the Notes; provided, however, that Preferred Stock of a Person or any Restricted Subsidiary thereof that is issued with the benefit of provisions requiring a change of control offer or asset sale offer to be made for such Preferred Stock in the event of a change of control of such Person or Restricted Subsidiary or the sale of any assets of such Person or Restricted Subsidiary which provisions have substantially the same effect as the provisions described under Sections 4.15 and 4.08 of this Indenture, respectively, shall not be deemed to be Disqualified Capital Stock solely by virtue of such provisions.

“EBITDA” means, with respect to any Person and its Restricted Subsidiaries, for any period, an amount equal to

(1) the sum of Consolidated Net Income for such period, plus to the extent deducted in calculating Consolidated Net Income, without duplication

(a) the provision for taxes for such period based on income or profits and any provision for taxes utilized in computing net loss under clause (a) hereof,

(b) Consolidated Interest Expense for such period,

(c) depreciation for such period on a consolidated basis,

(d) amortization of intangibles for such period (but excluding any non-cash item to the extent it represents the amortization of a prepaid cash expense that was paid in any prior period) on a consolidated basis,

(e) nonrecurring, one-time GAAP restructuring (or restructuring-related) charges incurred with respect to the Bankruptcy Case,

(f) net losses related to discontinued operations not to exceed $1,000,000 during any period of four consecutive fiscal quarters,

(g) non-cash asset impairment charges,

(h) any other non-cash items reducing Consolidated Net Income for such period except for any non-cash items that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, minus

(2) all non-cash items increasing Consolidated Net Income (other than any non-cash items representing deferred revenue to the extent that such revenue was not included in Consolidated Net Income in any prior period) for such period, all for such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP;

except, that, for purposes of calculating EBITDA during any fiscal quarter, cash income from a particular Investment (other than a Restricted Subsidiary) of such Person shall be included only if

(1) cash income has been received by such Person with respect to such Investment during each of the previous four fiscal quarters, or

(2) the cash income derived from such Investment is attributable to Cash Equivalents.

“Equity Offering” means any public or private sale of Common Stock (other than Disqualified Capital Stock) of the Issuer or Holdings pursuant to which the Issuer or Holdings, as the case may be, receives net proceeds of at least $20.0 million; except that in the case of an

Equity Offering by Holdings, Holdings shall have contributed to the capital of the Issuer the portion of the net proceeds necessary to redeem the Notes pursuant to Section 4.08 of this Indenture.

“Excess Cash Flow” means, for any period after the Second Out Period, without duplication, an amount equal to

(1) the sum, without duplication, of the amounts for such period of:

(a) the EBITDA of Holdings and its Restricted Subsidiaries,

(b) interest income,

(c) extraordinary cash gains and extraordinary cash other income (except for any amount applied to redeem Notes pursuant to Article 3 hereof),

(d) amortization of commissions (to the extent not added back in determining the EBITDA of Holdings and its Restricted Subsidiaries),

(e) impairments of commissions and labor (to the extent not added back in determining the EBITDA of Holdings and its Restricted Subsidiaries),

(f) the amount of any decrease in consolidated working capital, minus (ii) actual cash, minus

(2) the sum, without duplication, of the amounts for such period of:

(a) voluntary and scheduled repayments of all Indebtedness of Holdings and its Subsidiaries actually made in cash during such period, in each case, to the extent permitted under the terms of this Indenture and determined on a consolidated basis in accordance with GAAP;

(b) provisions for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period,

(c) Consolidated Interest Expense actually paid in cash by Holdings during such period,

(d) Capital Expenditures paid in cash during such period,

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“fair market value” means, with respect to any asset or Property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Issuer delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Issuer that is not organized under the laws of the United States or any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by Holdings and any Restricted Subsidiary in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means each of Holdings and each Restricted Subsidiary of the Issuer which Guarantees the Notes pursuant to the terms of this Indenture; provided that upon the release and discharge of such Restricted Subsidiary from its Guarantee in accordance with the terms of this Indenture, such Restricted Subsidiary shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the net payment obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements entered into in order to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means Muzak Holdings LLC, a Delaware limited liability company, until a successor replaces such party pursuant to this Indenture and thereafter means the successor.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable,” and “incurring” shall have meanings correlative to the foregoing); however a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any Property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included

(1) any Capitalized Lease Obligations of such Person,

(2) obligations secured by a Lien to which the Property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed,

(3) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor),

(4) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(5) Disqualified Capital Stock of such Person or any Restricted Subsidiary thereof, and

(6) Hedging Obligations of any such Person (if and to the extent such Hedging Obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, however:

(1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(2) Indebtedness shall not include any liability for federal, state, local or other taxes,

(3) the amount of Indebtedness of a Person which is without recourse to any Property or assets of such Person except to the extent of any Lien on Property or assets of such Person which secures such Indebtedness shall be the lesser of the principal amount of such Indebtedness and the fair market value of the Property or assets subject to the Lien, and

(4) the amount of Indebtedness represented by Disqualified Capital Stock shall be the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, including any accrued dividends with respect to the PIK Preferred Units but excluding accrued dividends, if any, with respect to any other Disqualified Capital Stock.

The “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

For purposes of this definition, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business shall not be deemed to be “Indebtedness” of the Issuer, Holdings or any Restricted Subsidiary of the Issuer for purposes of this definition. Furthermore, guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included.

“Indenture” means this Indenture as amended, restated or supplemented from time to time.

“Independent Financial Advisor” means an investment banking firm of national reputation in the United States

(1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Issuer and

(2) which, in the judgment of the Board of Directors of the Issuer, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Investments” means, with respect to any Person, directly or indirectly, any advance, account receivable (other than advances and accounts receivable arising in the ordinary course of business of such Person), loan or capital contribution to (by means of transfers of Property to others, payments for Property or services for the account or use of others or otherwise), or the purchase of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, or acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or the making of any investment in any Person.

Investments shall exclude

(1) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices of such Person and

(2) the repurchase of securities of any Person by such Person.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Issuer such that such Restricted Subsidiary would no longer constitute a Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means February 1, 2010, the date of issuance of the Notes under this Indenture.

“Issuer” means the party named as such in the first paragraph of this Indenture until a successor replaces such party pursuant to Article 5 of this Indenture and thereafter means the successor.

“Lien” means, with respect to any Property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property or assets (including without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Holdings dated as of the date hereof, as the same may be amended or amended and restated from time to time.

“Material Adverse Effect” means, any event, circumstance, happening or condition, which has resulted or is reasonably likely to result in a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations of (i) the Issuer and the Guarantors taken as a whole, or (ii) the Issuer individually, (b) the ability of any the Issuer and the Guarantors, taken as a whole, to pay or perform any of their obligations under this Indenture or the other agreements entered into in connection herewith.

“Maturity Date” means July 31, 2014.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Notes” has the meaning assigned thereto in the fifth paragraph of this Indenture and shall include any PIK Notes. The Notes and the PIK Notes, if any, shall be treated as a single class for all purposes under this Indenture. For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount thereof in respect of a PIK Payment in accordance with the terms of this Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, charges, fees, fees and expenses of counsel, agents and professional advisers, indemnities, reimbursement obligations, damages, claims and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the President or any Vice President, of such Person.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by (i) the Chief Executive Officer, the President or any Vice President and (ii) the Chief Financial Officer or any Treasurer of such Person that complies with applicable provisions of this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who and which is reasonably acceptable to the Trustee complying with the requirements of this Indenture. Such legal counsel shall be outside counsel and not an employee of or in-house counsel to the Issuer.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person for assets of another Person which are useful to the business of such aforementioned Person.

“Permitted Holders” means Silver Point Capital Partners Group, LLC and any of its Affiliates.

“Permitted Indebtedness” means:

(1) Indebtedness of the Issuer, Holdings or any Restricted Subsidiary of the Issuer arising under or in connection with the Senior Credit Facility in an aggregate principal amount not to exceed $108,750,000 outstanding at any time less the amount of all repayments of term loans and permanent commitment reductions in the revolving credit portion of the Senior Credit Facility actually made with Available Asset Sale Proceeds of Asset Sales applied thereto as required by Section 4.08;

(2) Indebtedness under the Notes and the Guarantees thereof in an aggregate principal amount of $135 million on the Issue Date and any increase in the outstanding principal amount of the Notes in respect of a PIK Payment in accordance with the terms of this Indenture and any Indebtedness under any PIK Notes and the Guarantees thereof issued in accordance with the terms of this Indenture;

(3) Indebtedness not covered by any other clause of this definition which is outstanding on the Issue Date;

(4) Indebtedness of the Issuer to any Guarantor and Indebtedness of any Restricted Subsidiary to the Issuer or to any Guarantor;

(5) Indebtedness represented by the PIK Preferred Units;

(6) the incurrence by the Issuer, Holdings or any Restricted Subsidiary of the Issuer of Hedging Obligations that are incurred in the ordinary course of business of the Issuer, Holdings or such Restricted Subsidiary of the Issuer and not for speculative purposes; provided that, in the case of any Hedging Obligation that relates to (i) interest rate risk, the notional principal amount of such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation related and (ii) currency risk, such Hedging Obligation does not increase the Indebtedness of the Issuer, Holdings and the Restricted Subsidiaries of the Issuer outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) Refinancing Indebtedness;

(8) guarantees by the Issuer, Holdings and the Restricted Subsidiaries of the Issuer of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under this Indenture;

(9) Indebtedness incurred by the Issuer, Holdings or any of the Restricted Subsidiaries of the Issuer constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(10) Indebtedness arising from agreements of the Issuer, Holdings or a Restricted Subsidiary of the Issuer providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of the Issuer, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer, Holdings and the Restricted Subsidiaries of the Issuer in connection with such disposition;

(11) obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer, Holdings or any Restricted Subsidiary of the Issuer in the ordinary course of business; and

(12) additional Indebtedness of the Issuer and its Restricted Subsidiaries not to exceed $3.0 million in the aggregate principal amount at any one time outstanding.

“Permitted Investments” means

(1) Investments by the Issuer, Holdings or by a Restricted Subsidiary of Issuer in the Issuer or a Guarantor;

(2) Investments by the Issuer, Holdings or by a Restricted Subsidiary of Issuer in a Person, if as a result of such Investment

(a) such Person becomes a Guarantor or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Guarantor;

(3) Investments in cash and Cash Equivalents;

(4) reasonable and customary loans and advances made to employees in the ordinary course of business provided that the aggregate outstanding amount of all such loans and advances does not exceed $1,000,000 in the aggregate;

(5) an Investment that is made by the Issuer, Holdings or a Restricted Subsidiary of Issuer in the form of any Capital Stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to the Issuer, Holdings or a Restricted Subsidiary of the Issuer solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under Section 4.08 of this Indenture;

(6) Hedging Obligations entered into in the ordinary course of the Issuer’s, Holding’s or any of the Issuer’s Restricted Subsidiaries’ business and not for speculative purposes;

(7) any acquisition of assets to be used in the business of the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of the Issuer;

(8) additional Investments not to exceed $5.0 million at any one time outstanding;

(9) Investments existing on the Issue Date;

(10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

(11) guarantees by the Issuer, Holdings or any Restricted Subsidiary of the Issuer of Indebtedness otherwise permitted to be incurred by Holdings of the Restricted Subsidiaries of the Issuer under this Indenture.

“Permitted Liens” means

(1) Liens on Property or assets of, or any shares of Capital Stock of or secured indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person is merged into the Issuer or any of its Restricted Subsidiaries; as long as such Liens are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or merging into the Issuer or any of its Restricted Subsidiaries,

(2) Liens securing the Senior Credit Facility;

(3) Liens securing Refinancing Indebtedness; provided that any such Lien does not extend to or cover any Property, Capital Stock or Indebtedness other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended,

(4) Liens in favor of the Issuer or any of its Restricted Subsidiaries,

(5) [Reserved],

(6) statutory Liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which do not secure any Indebtedness and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor,

(7) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings,

(8) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances or title defects or leases or subleases granted to others in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries,

(9) Liens securing the Notes and the Guarantees thereof,

(10) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including landlord Liens on leased properties and any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations,

(11) attachment or judgment Liens not giving rise to an Event of Default,

(12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods,

(13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other Property relating to such letters of credit and products and proceeds thereof,

(14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries, including rights of offset and set-off,

(15) Liens securing Hedging Obligations with respect to Indebtedness that is otherwise permitted under this Indenture,

(16) [Reserved],

(17) Liens arising from filing Uniform Commercial Code financing statements regarding leases,

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(19) deposits made in the ordinary course of business to secure liability to insurance carriers,

(20) any interest or title of a lessor or a sublessor under an operating lease,

(21) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business,

(22) Liens imposed by law incurred by the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries in the ordinary course of business,

(23) Liens securing Indebtedness incurred in reliance on clause (12) of the definition of “Permitted Indebtedness”;

(24) any extensions, substitutions, replacements or renewals of the foregoing; and

(25) Other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $1.0 million in the aggregate at any one time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, including any agency or political subdivision thereof.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“PIK Notes” means additional Notes issued under this Indenture in connection with a PIK Payment, with the same terms as the Notes issued on the Issue Date, except that interest on any PIK Notes shall accrue from their date of issuance.

“PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“PIK Preferred Units” means the $85 million of convertible PIK Preferred Units issued by Holdings on the date hereof and any additional PIK Preferred Units issued by Holdings as dividends with respect to any PIK Preferred Units.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person including, with respect to Holdings, the PIK Preferred Units.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

“Purchase Money Indebtedness” means Indebtedness and Capitalized Lease Obligations of any Person incurred in the normal course of business of such Person for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement of, any Property.

“Redeemable Dividend” means, for any dividend or distribution with regard to Preferred Stock, the quotient of the dividend or distribution divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“Redemption Date” when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to this Indenture.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances, modifies, replaces, defers, supplements or extends any Indebtedness outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Issuer, Holdings or the Issuer’s Restricted Subsidiaries pursuant to the terms of this Indenture (other than pursuant to clauses (1), (4), (6) and (8) through (11) of the definition of Permitted Indebtedness), but only to the extent that

(1) the Refinancing Indebtedness is subordinated to the Notes to at least the same extent as the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, if at all,

(2) the Refinancing Indebtedness is scheduled to mature either:

(a) no earlier than the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, or

(b) after the maturity date of the Notes,

(3) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended that is scheduled to mature on or prior to the maturity date of the Notes, and

(4) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of:

(a) the aggregate principal amount of the Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended, and

(b) the amount of accrued but unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, modified, replaced, deferred, supplemented or extended.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of the Issuer, Holdings or any Restricted Subsidiary of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer, Holdings or any Restricted Subsidiary of the Issuer (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Capital Stock), and (b) in the case of Restricted Subsidiaries of the Issuer, dividends or distributions payable to the Issuer or to a Restricted Subsidiary of the Issuer and to the other holders of Capital Stock of each such Restricted Subsidiary, in each case on a pro rata basis),

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries (other than Capital Stock owned by the Issuer or a Wholly Owned Subsidiary of the Issuer, excluding Disqualified Capital Stock),

(3) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than Subordinated Indebtedness acquired in anticipation of satisfying a scheduled sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition),

(4) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment, and

(5) forgiveness of any Indebtedness of an Affiliate of the Issuer (other than a Restricted Subsidiary) to the Issuer or a Restricted Subsidiary of the Issuer.

“Restricted Subsidiary” means a Subsidiary of the Issuer, provided that for all purposes hereunder, the Issuer and each of its Subsidiaries shall be Restricted Subsidiaries of Holdings.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer, Holdings or any Restricted Subsidiary of the Issuer of any real or tangible personal property, which Property has been or is to be sold or transferred by the Issuer, Holding or such Restricted Subsidiary of the Issuer to such Person in contemplation of such leasing.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies and its successors.

“Second Out Default” means the occurrence of a “Default” or an “Event of Default” under the Second Out Loan Agreement as such terms are defined in the Second Out Loan Agreement as of the Issue Date without regard to any amendment to the Second Out Loan Agreement effected after the Issue Date.

“Second Out Excess Cash Flow” has the meaning ascribed to such term in the Second Out Loan Agreement as in effect on the Issue Date without regard to any amendment to the Second Out Loan Agreement effected after the Issue Date (and any additionally defined term used within the definition of “Excess Cash Flow” in the Second Out Loan Agreement shall also have the meaning ascribed to such term in the Second Out Loan Agreement as in effect on the Issue Date and without regard to any amendment to the Second Out Loan Agreement effected after the Issue Date).

“Second Out Period” means the period beginning on the Issue Date and ending on the last day of the fiscal year occurring prior to the date upon which the Second Out Loans have been paid in full and the Second Out Loan Agreement has been terminated.

“Second Out Lenders” means the parties defined as “Lenders” in the Second Out Loan Agreement.

“Second Out Loan Agreement” means the Credit Agreement dated as of February 1, 2010 by and among the Issuer, as the Borrower thereunder, the other persons party thereto designated as Credit Parties, Silver Point Finance, LLC, for itself, as a Lender and as Agent for all Lenders, MFC Global Investment Management, as a Lender, General Electric Capital Corporation, as Collateral Agent for all Lenders and the other financial institutions party thereto as Lenders relating to the $68,750,000 credit facility provided by the Lenders thereunder to the Issuer.

“Second Out Loans” means an extension of credit by a Second Out Lender pursuant to the Second Out Loan Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Credit Facility” means that certain Amended and Restated Senor Secured Superpriority Debtor-In-Possession dated as of date hereof (the “Credit Agreement”), among the Issuer, Holdings, each of the Issuer’s subsidiaries, and the lenders party thereto in their capacities as lenders thereunder, initially providing for a revolving credit facility including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit facilities and/or related documents may be further amended, restated, supplemented, renewed, refinanced, replaced, restructured or otherwise modified from time to time whether or not with the same agents, trustee, representative lenders or group of lenders or holders, and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall also include agreements in respect of interest rate agreements and hedging obligations with lenders party to the Senior Credit Facility and their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to the Senior Credit Facility and any and all refundings, refinancings (in whole or in part) and replacements of the

Senior Credit Facility, whether by the same or any other agents, trustee, representative lenders or lenders or group of lenders, including one or more agreements (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, or (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Issuer and its Restricted Subsidiaries and their respective successors and assigns.

“Senior Credit Facility Term Loans” shall mean, any and all term loans extended under the Senior Credit Facility. For the avoidance of doubt, the term “Senior Credit Facility Term Loans” shall not include any revolving loans, revolving credit facility, letter of credit facility, swing line facility or other similar facility extended under the Senior Credit Facility, if any.

“Significant Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Securities Act, as such Rule is in effect on the Issue Date.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is by its terms expressly subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired,

(1) in the case of a corporation, of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries; or

(2) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes.

However, a charitable trust or foundation organized pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, shall not be a “Subsidiary.”

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of this Indenture (except as provided in Section 8.03 hereof).

“Trust Officer” means any officer of the Trustee in its Corporate Trust Department with direct responsibility for the administration of the trusts established hereby and, also, with respect to any particular matter, any other officer of the Trustee to whom such matter is referred because of such officer’s knowledge of, and familiarity with, the particular subject and who shall in each case have direct responsibility for the administration of this Indenture.

“Trustee” means Wilmington Trust FSB until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“U.S. Government Obligations” means (a) securities that are direct obligations of the United States of America for the payment of which its full faith and credit are pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or a specific payment of principal or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means any Restricted Subsidiary, all of the outstanding voting securities (other than directors’ qualifying shares) of which are owned, directly or indirectly, by the Issuer.

Section 1.02. Other Definitions.

The definitions of the following terms may be found in the sections indicated as follows:

Term	Defined in Section

“Affiliate Transaction”	4.09
“Agent Members”	2.14
“Authentication Order”	2.02
“Bankruptcy Law”	6.01
“Business Day”	11.08
“Certificated Notes”	2.01
“Change of Control Offer”	4.15
“Change of Control Payment Date”	4.15
“Change of Control Purchase Price”	4.15

“Covenant Defeasance”	9.03
“Custodian”	6.01
“Event of Default”	6.01
“Excess Proceeds Offer”	4.08
“Excess Proceeds Payment Date”	4.08
“Global Notes”	2.01
“Guaranteed Obligations	10.01
“Legal Defeasance”	9.02
“Legal Holiday”	11.08
“Paying Agent”	2.03
“Registrar”	2.03

Section 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the portion of such provision required to be incorporated herein in order for this Indenture to be qualified under the TIA is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture securityholder” means a Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor on the indenture securities” means the Issuer, the Guarantors or any other obligor on the Notes.

All other terms used in this Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings therein assigned to them.

Section 1.04. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein, whether defined expressly or by reference;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular; and

(5) words used herein implying any gender shall apply to every gender.

ARTICLE 2

THE NOTES

Section 2.01. Dating; Incorporation of Form in Indenture.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A which is incorporated in and made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuer may use “CUSIP” numbers in issuing the Notes. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication.

Unless the applicable Holder requests Notes in the form of physical certificated Notes in registered form (“Certificated Notes”), which shall be substantially in the form of Exhibit A, the Notes shall be issued initially in the form of permanent Global Notes in registered form, substantially in the form set forth in Exhibit A (“Global Notes”), deposited with the Depository, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth on Exhibit B. Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each Global Note shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon (giving effect to any PIK Payment made thereon) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or decreased by adjustments made on the records of the Depository or the Trustee, as custodian with respect to the Notes in global form, as hereinafter provided, to reflect exchanges, redemptions and PIK Payments.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02. Execution and Authentication.

The Notes shall be executed on behalf of the Issuer by two Officers of the Issuer or an Officer and the Secretary of the Issuer. Such signature may be either manual or facsimile.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee manually signs the certificate of authentication on the Note. Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee or an authenticating agent shall, upon receipt of an Authentication Order, authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $135,000,000. The Notes shall be issuable only in registered form without coupons and only in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof, subject to the issuance of PIK Interest pursuant to Section 1 of the Form of Note set forth in Exhibit A hereto, in which case the aggregate principal amount of Notes may be increased by, or PIK Notes may be issued in, an aggregate principal amount equal to the amount of PIK Interest paid by the Issuer for the applicable period, rounded up to the nearest whole dollar.

At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of a written order of the Issuer signed by two Officers of the Issuer, authenticate Notes (including PIK Notes or increase the principal amount of all Notes as a result of a PIK Payment) for original issue in aggregate principal amount specified in such written order (an “Authentication Order”). Such Authentication Order shall specify the amount of Notes to be authenticated, the applicable CUSIP number, if any, the registered Holder of the Notes to be authenticated, the date on which the Notes are to be authenticated and the delivery instructions.

The Trustee may appoint an authenticating agent to authenticate Notes. Any such appointment shall be evidenced by an instrument signed by an authorized officer of the Trustee, a copy of which shall be furnished to the Issuer. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same right as an Agent to deal with the Issuer or an Affiliate of the Issuer.

Section 2.03. Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent”) and an office or agency where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Registrar shall provide the Issuer a current copy of such register from time to time upon request of the Issuer. The Issuer may have one or more co-registrars and one or more additional paying agents. Neither the Issuer nor any Affiliate of the Issuer may act as Paying Agent. The Issuer may change any Paying Agent, Registrar or co-registrar without notice to any Noteholder.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuer shall notify the Trustee of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or agent for service of notices and demands, or fails to give the foregoing notice, the Trustee shall act as such. The Issuer initially appoints the Trustee as Registrar, Paying Agent and to act as custodian with respect to the Global Notes.

The Issuer initially appoints The Depository Trust Company to act as Depository with respect to the Global Notes.

Section 2.04. Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that each Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, premium, if any, or interest on Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee in writing of any Default in making any such payment. The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to forthwith distribute to the Trustee all assets so held in trust by such Paying Agent together with a complete accounting of such sums. Upon doing so, the Paying Agent shall have no further liability for such assets.

Section 2.05. Noteholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Noteholders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least five days before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Noteholders.

Section 2.06. Transfer and Exchange.

When a Note is presented to the Registrar with a request to register the transfer thereof, the Registrar shall register the transfer as requested if the requirements of the Indenture hereof are met and, when Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall make the exchange as requested; provided that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing. To permit transfers and exchanges, upon surrender of any Note for registration of transfer at the office or agency maintained pursuant to Section 2.03 hereof, the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate Notes at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Issuer may require payment by the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.09, 3.06 or 8.05 hereof. The Registrar shall not be required to register transfers of Notes or to exchange Notes for a period of 15 days before selection of any Notes to be redeemed. The Registrar shall not be required to exchange or register transfers of any Notes called or being called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part. The Registrar shall not be required to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

Any Holder of the Global Note shall, by acceptance of such Global Note, agree that transfers of the beneficial interests in such Global Note may be effected only through a book entry system maintained by the Depository of such Global Note (or its agent), and that ownership of a beneficial interest in the Global Note shall be required to be reflected in a book entry.

All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

Each holder of a Note agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note by such Holder in violation of any provision of this Indenture and/or applicable United States federal or state securities laws.

Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depository.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility or obligation to any Agent Member or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Agent Member or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note) and which notices and communications may be made by email or such other applicable customary procedures of the Depository. The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the customary procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Agent Members.

Section 2.07. Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder presents evidence to the satisfaction of the Issuer and the Trustee that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate a replacement Note. An indemnity bond may be required by the Issuer or the

Trustee that is sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. In every case of destruction, loss or theft, the applicant shall also furnish to the Issuer and to the Trustee evidence to their satisfaction of the destruction, loss or the theft of such Note and the ownership thereof. The Issuer and the Trustee may charge for its expenses in replacing a Note. Every replacement Note is an additional obligation of the Issuer. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof. The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08. Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding until the Issuer and the Trustee receive proof satisfactory to each of them that the replaced Note is held by a bona fide purchaser.

If a Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds on a Redemption Date or Maturity Date money sufficient to pay the principal of, premium, if any, and accrued interest on Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Subject to Section 11.06, a Note does not cease to be outstanding solely because the Issuer or any Affiliate of the Issuer holds the Note.

Section 2.09. Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of definitive Notes but may have variations that the Issuer consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes presented to it. Holders of temporary Notes will be entitled to all of the benefits of the Indenture.

Section 2.10. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee shall cancel and retain or may destroy in accordance with its normal practice, all Notes surrendered for transfer, exchange, payment or cancellation and if such Notes are destroyed, deliver a certificate of destruction to the Issuer upon the Issuer’s written request. Subject to Section 2.07 hereof, the Issuer may not issue new Notes to replace Notes in respect of which they have previously paid all principal, premium and interest accrued thereon, or delivered to the Trustee for cancellation.

Section 2.11. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted amounts, plus any interest payable on defaulted amounts pursuant to Section 4.01 hereof, to the persons who are Noteholders on a subsequent special record date. The Issuer shall fix the special record date and payment date in a manner satisfactory to the Trustee and provide the Trustee at least 20 days notice of the proposed amount of defaulted interest to be paid and the special payment date. At least 15 days before the special record date, the Issuer shall mail or cause to be mailed to each Noteholder at its address as it appears on the Notes register maintained by the Registrar a notice that states the special record date, the payment date (which shall be not less than five nor more than ten days after the special record date), and the amount to be paid. In lieu of the foregoing procedures, the Issuer may pay defaulted interest in any other lawful manner satisfactory to the Trustee.

Section 2.12. Deposit of Moneys.

Prior to 10:00 a.m., New York City time, on each Interest Payment Date, Redemption Date and Maturity Date, the Issuer shall have deposited with the Paying Agent in immediately available funds U.S. legal tender sufficient to make payments, if any, due on such Interest Payment Date, Redemption Date or Maturity Date, as the case may be, in a timely manner which permits the Trustee to remit payment to the Holders on such Interest Payment Date, Redemption Date or Maturity Date, as the case may be. The principal and interest on Global Notes shall be payable to the Depository or its nominee, as the case may be, as the sole registered owner and the sole holder of the Global Notes represented thereby. The principal and interest on Notes in certificated form shall be payable at the office of the Paying Agent.

Section 2.13. CUSIP Number.

The Issuer in issuing the Notes may use one or more “CUSIP” numbers, and if so, the Trustee shall use such CUSIP numbers in notices of redemption or exchange as a convenience to Holders, provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP numbers printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes.

Section 2.14. Book-Entry Provisions for Global Notes.

(a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository and (ii) bear legends as set forth in Exhibit B.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or under the Global Note, and the Depository may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder.

(b) Interests of beneficial owners in the Global Notes may be transferred or exchanged for Certificated Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.15. In addition, Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository (x) notifies the Issuer that it is unwilling or unable to continue as Depository for any Global Note or (y) has ceased to be a clearing company registered under the Exchange Act and, in each case, a successor Depository is not appointed by the Issuer within 90 days of such notice, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes, or (iii) a Default or an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depository to issue Certificated Notes.

(c) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners pursuant to paragraph (b), the Registrar shall (if one or more Certificated Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order from the Issuer, authenticate and make available for delivery, one or more Certificated Notes of like tenor and amount.

(d) In connection with the transfer of Global Notes as an entirety to beneficial owners pursuant to paragraph (b), the Global Notes shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order from the Issuer, authenticate and deliver, to each beneficial owner identified by the Depository in writing in exchange for its beneficial interest in the Global Notes, an equal aggregate principal amount of Certificated Notes of authorized denominations.

(e) [RESERVED].

(f) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15. Registration of Transfers and Exchanges.

(a) Transfer and Exchange of Certificated Notes. When Certificated Notes are presented to the Registrar or co-Registrar with a request:

(i) to register the transfer of the Certificated Notes; or

(ii) to exchange such Certificated Notes for an equal principal amount of Certificated Notes of other authorized denominations,

the Registrar or co-Registrar shall register the transfer or make the exchange as requested if the requirements under this Indenture as set forth in this Section 2.15 for such transactions are met; provided, however, that the Certificated Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer substantially in the form of Exhibit C hereto, duly executed by the Holder thereof or his attorney duly authorized in writing.

(b) Restrictions on Transfer of a Certificated Note for a Beneficial Interest in a Global Note. A Certificated Note may be exchanged for a beneficial interest in a Global Note upon satisfaction of the requirements set forth below. Upon receipt by the Registrar or co-Registrar of a Certificated Note, duly endorsed or accompanied by appropriate instruments of transfer, substantially in the form of Exhibit C hereto, together with written instructions from the Holder thereof directing the Registrar or co-Registrar to make, or to direct the Depository to make, an endorsement on the applicable Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, then the Registrar or co-Registrar shall cancel such Certificated Note and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Registrar or co-Registrar, the principal amount of Notes represented by the applicable Global Note to be increased accordingly.

(c) Transfer and Exchange of Global Notes. The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository in accordance with this Indenture and the applicable customary procedures of the Depository therefor.

(d) Transfer of a Beneficial Interest in a Global Note for a Certificated Note.

(i) Any Person having a beneficial interest in a Global Note may upon request exchange such beneficial interest for a Certificated Note. Upon receipt by the Registrar or co-Registrar of written instructions, or such other form of instructions as is customary for the Depository, from the Depository or its nominee on behalf of any Person having a beneficial interest in a Global Note and upon receipt by the Registrar of a written order or such other form of instructions as is customary for the Depository or the Person designated by the Depository as having such a beneficial interest containing registration instructions then the Registrar or co-Registrar will cause, in accordance with the standing instructions and procedures existing between the Depository and the Registrar or co-Registrar, the aggregate principal amount of the applicable Global Note to be reduced and, following such reduction, the Issuer will issue and execute and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate and deliver to the transferee a Certificated Note in the appropriate principal amount.

(ii) Certificated Notes issued in exchange for a beneficial interest in a Global Note pursuant to this Section 2.15(d) shall be registered in such names and in such authorized denominations as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Registrar or co-Registrar in writing. The Registrar or co-Registrar shall deliver such Certificated Notes to the Persons in whose names such Certificated Notes are so registered.

(e) Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(f) [RESERVED].

(g) General. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, at least 60 days prior to the Redemption Date or during such other period as the Trustee may agree to, the Issuer shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed and the redemption price, and deliver to the Trustee an Officers’ Certificate stating that such redemption will comply with Section 3.07 hereof.

Section 3.02. Selection by Trustee of Notes to Be Redeemed.

In the event that less than all of the Notes are to be redeemed at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis to the extent practicable, by lot or by or such other similar method in accordance with the procedures of the Depository; provided, that no Notes of $1,000 principal amount or less shall be redeemed in part. The Trustee may select for redemption portions of the principal of the Notes that have denominations larger than $1,000. The Trustee shall promptly notify the Issuer of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. For all purposes of this Indenture unless the context otherwise requires, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03. Notice of Redemption.

Notice of redemption shall be mailed by the Issuer by first class mail at least 30 but not more than 60 calendar days before the Redemption Date to each Holder of Notes to be redeemed at its registered address or otherwise delivered in accordance with the procedures of the Depository. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

The notice shall be prepared by the Issuer and identify the Notes to be redeemed (including the CUSIP number(s) thereof) and shall state:

(1) the Redemption Date;

(2) the redemption price and the amount of accrued interest, if any, to be paid;

(3) that, if any Note is being redeemed in part, the portion of the principal amount at maturity (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued;

(4) the name, address and telephone number of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent at the address specified to collect the redemption price plus accrued interest, if any;

(6) that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders is to receive payment of the redemption price plus accrued interest to the Redemption Date upon surrender of the Notes to the Paying Agent; and

(7) the aggregate principal amount of Notes that is being redeemed.

Section 3.04. Effect of Notice of Redemption.

Once the notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the redemption price, including any premium, plus accrued interest to the Redemption Date, if any. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price, including any premium, plus accrued interest to the Redemption Date, if any, provided that if the Redemption Date is after a regular interest payment record date and on or prior to the Interest Payment Date, the accrued interest shall be payable to the Holder of the redeemed Notes registered on the relevant record date. A notice of redemption may be conditional.

Section 3.05. Deposit of Redemption Price.

By or prior to 10:00 a.m., New York City time, on each Redemption Date, the Issuer shall have deposited with the Paying Agent in immediately available funds U.S. legal tender sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date.

On and after any Redemption Date, if U.S. legal tender sufficient to pay the redemption price of and accrued interest on Notes called for redemption shall have been made available in accordance with the preceding paragraph, the Notes called for redemption will cease to accrue interest and the only right of the Holders of such Notes will be to receive payment of the redemption price of and, subject to the first proviso in Section 3.04, accrued and unpaid interest on such Notes to the Redemption Date. If any Note called for redemption shall not be so paid, interest will continue to accrue and be paid, from the Redemption Date until such redemption payment is made, on the unpaid principal of the Note and any interest not paid on such unpaid principal, in each case, at the rate and in the manner provided in the Notes.

Section 3.06. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and execute and the Trustee shall, upon receipt of an Authentication Order, authenticate for a Holder a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07. Optional Redemption.

The Issuer may redeem the Notes in whole or in part at its option at any time on or after the Issue Date at a price equal to 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to the Redemption Date.

Section 3.08. Mandatory Redemption

(a) If, within 90 days of the end of any fiscal year of the Issuer during the Second Out Period, there shall be Second Out Excess Cash Flow for such fiscal year and no Second Out Default shall have occurred and be continuing, the Issuer shall, no later than ninety (90) days after the end of such fiscal year, redeem Notes in an aggregate amount equal to fifty percent (50%) of the Second Out Excess Cash Flow for such fiscal year, minus the amount actually distributed pursuant to Section 1.7(e) of the Second Out Loan Agreement to the Second Out Lenders as prepayment of the Second Out Loans.

(b) If, within 90 days of the end of any fiscal year of the Issuer after the Second Out Period, there shall be Excess Cash Flow for such fiscal year and no Default or Event of Default shall have occurred and be continuing, the Issuer shall, no later than ninety (90) days after the end of such fiscal year, redeem Notes in an aggregate amount equal to fifty percent (50%) of the Excess Cash Flow for such fiscal year. If any redemption is required to be made in accordance with the terms of this Section 3.08, then such redemption shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof, provided however that if the Issuer is obligated to redeem Notes pursuant to this Section 3.08 hereof, the redemption notice required to be delivered by the Issuer to the Trustee pursuant to Section 3.01 and the redemption notice required to be delivered by the Issuer to each Holder of Notes pursuant to Section 3.08 shall each be delivered at least 10 days prior to the Redemption Date rather than in accordance with the time periods specified in Section 3.01 and Section 3.08 respectively. The notice to be delivered to the Trustee pursuant to Section 3.01 shall be accompanied by an Officers’ Certificate stating that such redemption will comply with Section 3.08.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes.

The Issuer shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal or Cash Interest shall be considered paid on the date it is due if the Trustee or Paying Agent holds, for the benefit of the Holders, as of 10:00 a.m., New York City time on that date U.S. legal tender designated for and sufficient to pay such principal or Cash Interest then due. PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes or increase the principal amount of the applicable Notes, in each case in an amount equal to the amount of the applicable PIK Interest.

The Issuer shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and interest on overdue interest (without regard to any applicable grace period), to the extent lawful, at the rate specified in the Notes.

Section 4.02. Provision of Financial Statements and Other Information.

Commencing with the first fiscal quarter of the Issuer ending after the Issue Date, the Issuer will file with the Commission all information, documents and reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act and will provide the Trustee and the Noteholders with copies of all such information, documents and reports by prominently posting such reports on its website within 15 days of filing thereof with the Commission; provided that if the Issuer is not required to file such information, documents or reports with the Commission, it will nonetheless continue to furnish such information, documents and reports required to be filed by issuers subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (other than Forms 8-K) to the Trustee and the Noteholders by prominently posting such reports on its website within 15 days of the date on which filing with the Commission would have been required. The Issuer shall also comply with the provisions of TIA Section 314(a). Except to determine whether the Issuer has complied with the provisions of this Section 4.02, the Trustee shall not be required to examine or review such material or any of it and shall not be considered to have had notice, constructive or otherwise, from anything set forth in such material of any Default or other fact or event which might require the Trustee to take any action or give any notice hereunder.

Section 4.03. Waiver of Stay, Extension or Usury Laws.

The Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) the Issuer and each of the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenant that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.04. Compliance Certificate; Tax Information.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate (one of the signers of which shall be the principal executive officer, principal financial officer or principal accounting officer of the Issuer) stating that a review of the activities of the Issuer, Holdings and the Subsidiaries of Issuer during such fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and Holdings have each kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer and Holdings have each kept, observed, performed and fulfilled each and every covenant contained in this Indenture and, in the case of Restricted Payments, listing all Restricted Payments for such quarter, if any, and that neither the Issuer nor Holdings is in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all or such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes are prohibited or if such event has occurred, a description of the event and what action the Issuer is taking or proposes to take with respect thereto. The Issuer shall provide prompt written notice to the Trustee of any change to the fiscal year, which as of the date hereof ends on December 31.

(b) The annual financial statements delivered pursuant to Section 4.02 shall be accompanied by a written report of the Issuer’s independent accountants (who shall be a firm of established national reputation) that in conducting their audit of such financial statements nothing has come to their attention that would lead them to believe that the Issuer or Holdings has violated any material provisions of Article 4, 5 or 6 of this Indenture insofar as they relate to accounting matters or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

(c) The Issuer shall calculate and deliver to the Trustee all original issue discount information to be reported by the Trustee to Holders as required by law.

Section 4.05. Taxes.

The Issuer and Holdings shall each, and Issuer shall cause each of its Subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings.

Section 4.06. Limitation on Additional Indebtedness.

(a) Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness (including Acquired Indebtedness).

(b) Notwithstanding the foregoing Section 4.06(a), the Issuer, Holdings and the Issuer’s Restricted Subsidiaries may incur Permitted Indebtedness.

(c) For purposes of determining compliance with this Section 4.06, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness as of the date of incurrence thereof, the Issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this Section 4.06.

(d) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed an issuance of Disqualified Capital Stock.

(e) Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, contingently or otherwise, any Indebtedness that is subordinated to any other Indebtedness of the Issuer or any of the Guarantors, as the case may be, unless such Indebtedness is by its terms made expressly subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

Section 4.07. Limitation on Restricted Payments.

(a) Neither Holdings nor the Issuer will make, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment, other than as expressly provided under Section 4.07(b); provided that Restricted Payments that constitute Investments shall be permitted to the extent that:

(1) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(2) immediately after giving pro forma effect to such Restricted Payment, Holdings’ Consolidated Leverage Ratio is less than 5 to 1; and

(3) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of

(a) 100% of Holdings’ Cumulative EBITDA (or, in the event that such Cumulative EBITDA is a deficit, minus 100% of such deficit) minus 1.4 times Holdings’ Cumulative Consolidated Interest Expense,

(b) 100% of the aggregate net cash proceeds received by the Issuer or Holdings from the issue or sale after the Issue Date of Capital Stock (other than Disqualified Capital Stock or Capital Stock of the Issuer or Holdings issued to Holdings or any Subsidiary of the Issuer) of the Issuer or Holdings or any Indebtedness or other securities of the Issuer or Holdings convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Issuer or Holdings which have been so converted, exercised or exchanged, as the case may be,

(c) without duplication of any amounts included in clause (3)(b) above, 100% of the aggregate net proceeds (including the fair market value of Property other than cash) received by the Issuer after the Issue Date from any equity contribution from a holder of the Issuer’s Capital Stock, excluding, in the case of clause (3)(b) and this clause (3)(c), any net proceeds from an Equity Offering to the extent used to redeem the Notes,

(d) without duplication, the sum of

(i) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions; and

(ii) the net proceeds received by the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments (other than to a Subsidiary of the Issuer);

provided, however, that the sum of the items described in clauses (d)(i) and (ii) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

For purposes of determining under clause (3) above the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and Property other than cash shall be valued at its fair market value.

(b) Notwithstanding the foregoing Section 4.07(a), the provisions of this Section 4.07 shall not prohibit:

(1) the redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Indebtedness in exchange for, by conversion into, or out of the net cash proceeds of a substantially concurrent sale or incurrence of, Indebtedness of the Issuer or Holdings (other than any Indebtedness owed to a Subsidiary of the Issuer) that is Refinancing Indebtedness;

(2) the repurchase, redemption or other acquisition or retirement for value of any PIK Preferred Units following a Change of Control (which for this purpose shall have the meaning given to such term in the LLC Agreement as of the date hereof);

(3) the making of distributions, loans or advances by the Issuer or any Restricted Subsidiary of the Issuer in an amount not to exceed $1.0 million in any calendar year sufficient to permit Holdings to pay the ordinary operating expenses of Holdings (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses) relating to Holdings’ ownership of Capital Stock of the Issuer;

(4) Investments received in connection with an Asset Sale that complies with Section 4.08 of this Indenture;

(5) payments or distributions to dissenting stockholders pursuant to transactions permitted under the terms of this Indenture;

(6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(7) payments to enable the Issuer or Holdings to make payments to holders of their Capital Stock in lieu of issuance of fractional shares of their Capital Stock;

(8) non-cash in-kind dividends to be paid to the holders of PIK Preferred Units as required by the LLC Agreement;

(9) any dividend or distribution made so long as concurrently therewith a capital contribution in an equal amount is made to the Issuer;

(10) the payment by Holdings of any tax distribution as permitted under Section 7.2 of the LLC Agreement as in effect on the date hereof;

(11) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of this Indenture; and

(12) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or the payment of a dividend to Holdings to effect the repurchase, redemption or other acquisition or retirement for value of Holdings’ Capital Stock that is held by any current of former members of the management of the Issuer or Holdings (or any of Issuer’s Restricted Subsidiaries) pursuant to any management equity subscription or purchase agreement, members agreement, security holders agreement or stock option agreement or similar agreement at purchase prices equal to the lesser of the purchase price initially paid by such members of management for such Capital Stock or the then fair market value of such shares as determined in good faith by the Board of Directors.

(c) Not later than the date of making any Restricted Payment, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, which calculations may be based upon the Issuer’s latest available financial statements, and (other than with respect to any Restricted Payment permitted under clauses (4), (5) and (6)) that no Default or Event of Default has occurred and is continuing and no Default or Event of Default will occur immediately after giving effect to any such Restricted Payments.

Section 4.08. Limitation on Certain Asset Sales.

(a) Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

(1) the Issuer, Holdings or any Restricted Subsidiary of the Issuer, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Holdings, the Board of Directors of the Issuer or the Board of Directors of the Restricted Subsidiary as the case may be, and evidenced by a Board Resolution);

(2) not less than 75% of the consideration received by the Issuer, Holdings or any Restricted Subsidiary of the Issuer, as the case may be, is in the form of cash or Cash Equivalents and/or a controlling interest in a Person whose assets are useful to the Issuer, or any combination thereof, except to the extent to which the Issuer or Holdings is undertaking a Permitted Asset Swap; provided that the amount of

(A) any liabilities (as shown on Holdings most recent consolidated balance sheet) of the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (2); and

(B) any securities, notes or other obligations received by Holdings, the Issuer or any such Restricted Subsidiary from such transferee that are promptly converted by the Issuer, Holdings or any Restricted Subsidiary of the Issuer into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this clause (2); and

(3) the Asset Sale Proceeds received by the Issuer, Holdings or any Restricted Subsidiary of the Issuer are applied

(a) first, to the extent the Issuer, Holdings or any Restricted Subsidiary of the Issuer, as the case may be, elects, or is required, to prepay or repay any Indebtedness under the Senior Credit Facility within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided that any such repayment must result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

(b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent the Issuer elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or Property of another Person) used or useful in businesses reasonably related, ancillary or complementary to the business of the Issuer or any such Restricted Subsidiary as conducted on the Issue Date; provided that such investment occurs within 360 days following receipt of such Asset Sale Proceeds; and

(c) third, if on such 360th day following an applicable Asset Sale, the Available Asset Sale Proceeds exceed $10 million, the Issuer shall apply an amount equal to the Available Asset Sale Proceeds to an offer to repurchase the Notes and all other Indebtedness of the Issuer ranking equal in seniority containing provisions substantially similar to those set forth in this Indenture regarding offers to purchase or redeem with Asset Sale Proceeds, in each case, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued but unpaid interest, if any, to the purchase date (an “Excess Proceeds Offer”).

If an Excess Proceeds Offer is not fully subscribed, the Issuer may retain the portion of the Available Asset Sale Proceeds not required to repurchase Notes and such Indebtedness ranking equal in seniority.

Pending the final application of any Asset Sale Proceeds, the Issuer, Holdings or any Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Asset Sale Proceeds in Cash Equivalents.

(b) If the Issuer is required to make an Excess Proceeds Offer, the Issuer shall within 45 days following the date specified in subparagraph (a)(3)(c) above (i) cause a notice of the Excess Proceeds Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) mail a notice of the Excess Proceeds Offer to the Trustee and the Holders. Such notice shall be sent by first-class mail, postage prepaid, to the Trustee and to each Noteholder, at the address appearing in the register maintained by the Registrar of the Notes, and shall state:

(i) that the Excess Proceeds Offer is being made pursuant to this Section 4.08;

(ii) that such Holders have the right to require the Issuer to apply the Available Asset Sale Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date which shall be no earlier than 30 days and not later than 45 days from the date such notice is mailed (the “Excess Proceeds Payment Date”);

(iii) that any Note not tendered or accepted for payment will continue to accrue interest;

(iv) that any Notes accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Excess Proceeds Payment Date;

(v) that Holders accepting the offer to have their Notes purchased pursuant to an Excess Proceeds Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Excess Proceeds Payment Date;

(vi) that Holders will be entitled to withdraw their acceptance of the Excess Proceeds Offer if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Excess Proceeds Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

(vii) that if the aggregate principal amount of Notes surrendered by Holders exceeds the amount of Excess Proceeds, Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $1.00 or integral multiples thereof, shall be purchased);

(viii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that each Note purchased and each such new Note issued shall be in an original principal amount in denominations of $1.00 and integral multiples thereof;

(ix) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the purchase of such Notes;

(x) any other procedures that a Holder must follow to accept an Excess Proceeds Offer or effect withdrawal of such acceptance; and

(xi) the name and address of the Paying Agent.

On the Excess Proceeds Payment Date, the Issuer shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, Notes or portions thereof validly tendered pursuant to the Excess Proceeds Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price plus accrued and unpaid interest, if any, on the Notes to be purchased or portions thereof, and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 4.08. The Paying Agent shall promptly mail to each Holder so accepted payment in an amount equal to the purchase price for such Notes, and the Issuer shall execute and issue, and the Trustee shall, upon receipt of an Authentication Order, promptly authenticate and make available for delivery to such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1.00 and integral multiples thereof. The Issuer will publicly announce the results of the Excess Proceeds Offer on the Excess Proceeds Payment Date.

(c) In the event of the transfer of substantially all of the Property and assets of the Issuer, Holdings and the Issuer’s Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.01 of this Indenture below but which transaction does not constitute a Change of Control, the successor Person shall be deemed to have sold the properties and assets of the Issuer, Holdings and the Issuer’s Restricted Subsidiaries not so transferred for purposes of this covenant, and must comply with the provisions of this Section 4.08 with respect to such deemed sale as if it were an Asset Sale.

(d) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.08, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

Section 4.09. Limitation on Transactions with Affiliates.

(a) Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, Property or services) with any Affiliate (each an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless

(1) such Affiliate Transaction is between or among Holdings, the Issuer and its Restricted Subsidiaries; or

(2) the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Holdings, the Issuer or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties.

In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $2.5 million which is not permitted under clause (1) above, the Issuer must obtain a Board Resolution of the Issuer certifying that such Affiliate Transaction complies with clause (2) above. In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $10.0 million which is not permitted under clause (1) above, the Issuer must deliver to the Trustee a favorable written opinion as to the fairness of such transaction or transactions, as the case may be, from an Independent Financial Advisor.

(b) The foregoing provisions will not apply to

(1) any Restricted Payment that is not prohibited by the provisions described under Section 4.07 of this Indenture or any Permitted Investment;

(2) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, Directors and employees of the Issuer, Holdings or any Restricted Subsidiary of the Issuer as determined in good faith by the Board of Directors of the Issuer or the Board of Directors of the Holdings, as applicable;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) [Reserved],

(5) any employment agreement entered into by the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries in the ordinary course of business, and advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(6) the existence of, or the performance by the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries of its obligations under the terms of, the LLC Agreement, any securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (6) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(7) transactions permitted by, and complying with, the provisions described under Article 5 of this Indenture below;

(8) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture which are fair to the Issuer, Holdings or the Issuer’s Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer, the Board of Directors of Holdings or the Board of Directors of the applicable Restricted Subsidiary, as applicable, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) with regard to the requirement to obtain the opinion of an Independent Financial Advisor only, the issuance of Capital Stock of the Issuer other than Disqualified Capital Stock; provided that said issuance has been approved by the Board of Directors of the Issuer and the Board Resolution described in the immediately preceding paragraph has been delivered to the Trustee.

Section 4.10. Limitations on Liens.

Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) upon any Property or asset of the Issuer, Holdings or any of the Issuer’s Restricted Subsidiaries or any shares of Capital Stock or Indebtedness of Holdings or any Restricted Subsidiary of the Issuer which owns Property or assets, now owned or hereafter acquired, unless

(1) if such Lien secures Subordinated Indebtedness, any such Lien shall be subordinated to any Lien granted to the Holders to the same extent as such Subordinated Indebtedness is subordinated to the Notes and

(2) in all other cases, the Notes are equally and ratably secured.

Section 4.11. Limitations on Investments.

Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, make any Investment other than

(1) a Permitted Investment; or

(2) an Investment that is made after the Issue Date as a Restricted Payment in compliance with Section 4.07.

Section 4.12. Limitation on Sale and Lease-Back Transactions.

Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction.

Section 4.13. Payments for Consent.

Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement without additional conditions to such payment.

Section 4.14. Corporate Existence.

Subject to Article 5 hereof, the Issuer and Holdings shall each do or cause to be done all things necessary to preserve and keep in full force and effect (i) their respective corporate or limited liability company existence, and the corporate, partnership or limited liability company or other existence of each of their Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Subsidiary and, the material rights (charter and statutory), licenses and franchises of the Issuer, Holdings and their Subsidiaries except where the failure to preserve and keep in full force and effect any such rights, licenses and franchise shall not have a material adverse effect on the financial condition, business, operations or prospects of the Issuer, Holdings and their respective Subsidiaries taken as a whole; and provided that neither the Issuer nor Holdings shall be required to preserve any such right, license or franchise, or the corporate, limited liability company, partnership or other existence of any of their Subsidiaries, if the Board of Directors of the Issuer or the Board of Directors of Holdings, as applicable, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer, the Holders and their respective Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.15. Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer shall be obligated to make an offer to purchase (the “Change of Control Offer”) each Holder’s outstanding Notes at a purchase price (the “Change of Control Purchase Price”) equal to 100% of the principal amount thereof plus accrued but unpaid interest, if any, to, but excluding, the Change of Control Payment Date (as defined) in accordance with the procedures set forth below.

(b) Within 20 days of the occurrence of a Change of Control, the Issuer shall (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (ii) send by first-class mail, postage prepaid, to the Trustee and to each Noteholder, at the address appearing in the register maintained by the Registrar of the Notes, a notice stating:

(1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment and will be paid no sooner than upon consummation of a Change of Control;

(2) the Change of Control Purchase Price and the purchase date (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”));

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Issuer defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5) that Holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered;

(8) any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

(9) the name and address of the Paying Agent.

On the Change of Control Payment Date, the Issuer shall, to the extent lawful,

(1) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered, and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the Notes or portions thereof tendered to the Issuer.

The Paying Agent shall promptly mail to each Holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Issuer shall execute and issue, and the Trustee shall, upon receipt of an Authentication Order, promptly authenticate and mail to such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in minimum denominations of $1.00 and integral multiples thereof.

(c) If the Senior Credit Facility is in effect, or any amounts are owing thereunder or in respect thereof, at the time of the occurrence of a Change of Control, prior to the mailing of the notice to Holders described in Section 4.15(b) above, but in any event within 60 days following any Change of Control, the Issuer covenants to

(1) repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility or offer to repay in full all obligations and terminate all commitments under or in respect of the Senior Credit Facility and repay the Indebtedness owed to each such lender who has accepted such offer, or

(2) obtain the requisite consents, if any, under the Senior Credit Facility to permit the repurchase of the Notes as described above.

The Issuer must first comply with the covenant described in the preceding sentence before it shall be required to purchase Notes in the event of a Change of Control; provided that the Issuer’s failure to comply with the covenant described in the preceding sentence constitutes an Event of Default described in clause (c) under Section 6.01 if not cured within 30 days after the notice required by such clause.

(d) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.15, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

Section 4.16. Maintenance of Office or Agency.

The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee as set forth in Section 11.02.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates the offices of the Trustee at the Corporate Trust Office as such office of the Issuer.

Section 4.17. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

Neither the Issuer nor Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of Holdings or any Restricted Subsidiary of the Issuer to:

(1) (a) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary of the Issuer

(i) on its Capital Stock (except for non-cash in-kind dividends with respect to the PIK Preferred Units), or

(ii) with respect to any other interest or participation in, or measured by, its profits or

(b) repay any Indebtedness or any other obligation owed to the Issuer or any Restricted Subsidiary of the Issuer;

(2) make loans or advances or capital contributions to the Issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries; except for such encumbrances or restrictions existing under or by reason of

(1) encumbrances or restrictions existing on the Issue Date to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date,

(2) (a) this Indenture, the Notes and the Guarantees, and (b) the Senior Credit Facility;

(3) applicable law or applicable rules, regulations or orders;

(4) customary non-assignment provisions in leases or other agreements entered in the ordinary course of business;

(5) Refinancing Indebtedness as long as such restrictions are not materially more restrictive, when taken as a whole, than those contained in the agreements governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(6) customary restrictions in security agreements or mortgages securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the Property subject to such security agreements and mortgages;

(7) customary restrictions pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets permitted under this Indenture;

(9) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(10) any agreement or instrument governing Capital Stock of any Person that is acquired as long as no such restriction is created in contemplation of the acquisition of such Capital Stock;

(11) [Reserved];

(12) Purchase Money Indebtedness incurred to acquire Property in the ordinary course of business which Indebtedness imposes restrictions regarding transfer of the Property acquired;

(13) the terms of any Indebtedness permitted by this Indenture to be incurred by any Guarantor; or

(14) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.18. Limitation on Conduct of Business.

Neither the Issuer nor Holdings, nor any of the Issuer’s Restricted Subsidiaries will engage in any businesses which are not reasonably similar, ancillary, complementary or related to the businesses in which the Issuer, Holdings and the Issuer’s Restricted Subsidiaries are engaged in on the Issue Date except to such extent as would not be material to the Issuer, Holdings and the Issuer’s Restricted Subsidiaries, taken as a whole.

Section 4.19. Compliance with Laws.

The Issuer and Holdings shall each comply, and the Issuer shall cause each of its Subsidiaries to comply, with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of their respective businesses and the ownership of their respective properties, except for such noncompliances as would not in the aggregate have a material adverse effect on the financial condition or results of operations of the Issuer, Holdings and the Subsidiaries of the Issuer taken as a whole.

Section 4.20. Limitation on Preferred Stock of Restricted Subsidiaries.

Except for the PIK Preferred Units issued as of the Issue Date and any additional PIK Preferred Units issued after the Issue Date as a dividend on shares of PIK Preferred Units issued as of the Issue Date, neither the Issuer or Holdings will, and the Issuer will not permit any of its Restricted Subsidiaries to, issue any Preferred Stock (except Preferred Stock issued to the Issuer or a Restricted Subsidiary of the Issuer) or permit any Person (other than the Issuer or a Restricted Subsidiary of the Issuer) to hold any such Preferred Stock.

Section 4.21. Limitation on Creation of Subsidiaries.

Neither the Issuer nor Holdings will create or acquire, and the Issuer will not permit any of its Restricted Subsidiaries to create or acquire, any Subsidiary other than:

(1) a Restricted Subsidiary existing as of the Issue Date, or

(2) a Restricted Subsidiary that is acquired or created after the Issue Date, provided, however, that each Restricted Subsidiary (other than any Foreign Restricted Subsidiary) acquired or created pursuant to this clause (2) shall have executed a Guarantee, substantially in the form of Exhibit D hereto (and with such documentation relating thereto, including, without limitation a supplement or amendment to this Indenture substantially in the form of Exhibit E hereto and Opinions of Counsel as to the enforceability of such supplemental indenture and Guarantee, in accordance with Section 10.07 hereof), pursuant to which such Restricted Subsidiary will become a Guarantor.

Section 4.22. Maintenance of Properties and Insurance.

(a) The Issuer and Holdings shall each cause all material properties owned by or leased by it or any of their Subsidiaries used or useful to the conduct of the Issuer’s business or the business of any of their Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its judgment may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.22 shall prevent the Issuer, Holdings or any of their respective Subsidiaries from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Board of Directors of the Issuer or of the Board of Directors of Holdings or the Board of Directors of any of their respective Subsidiaries concerned, or of an officer (or other agent employed by Issuer, Holdings or of any of their respective Subsidiaries) of the Issuer, Holdings or any of their respective Subsidiaries having managerial responsibility for any such property, desirable in the conduct of the business of the Issuer, Holdings or any of their respective Subsidiaries, and if such discontinuance or disposal is not adverse in any material respect to the Holders.

(b) The Issuer and Holdings shall each maintain, and shall cause each of their respective Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers’ compensation and interruption of business insurance.

Section 4.23. Books and Records; Inspection Rights.

The Issuer and each Guarantor shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record in all material respects such transactions and activities.

Within 120 days after the end of each fiscal year and within 60 days after the end of each fiscal quarter, the Issuer will hold a teleconference meeting open to all Holders of the Notes at which the business, results of operations and financial conditions of the Issuer and the Guarantors will be discussed.

Section 4.24. Notices of Material Events.

The Issuer will furnish to the Trustee and each Holder prompt written notice of any Officer becoming aware of any Default or Event of Default.

Each notice delivered under this Section 4.24 shall be accompanied by an Officers’ Certificate setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

ARTICLE 5

SUCCESSOR CORPORATION

Section 5.01. Limitation on Consolidation Merger and Sale of Assets.

The Issuer will not consolidate with, merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Issuer (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any Person unless:

(1) the Issuer shall be the continuing Person, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or to which the Properties and assets of the Issuer are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation, partnership, trust or a limited liability company organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Issuer under this Indenture and the Notes, and the obligations thereunder shall remain in full force and effect; provided that if at any time the Issuer or such successor Person is a limited liability company, partnership or trust there shall be a co-issuer of the Notes that is a Restricted Subsidiary of the Issuer and that is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; and

(2) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) immediately after giving effect to such transaction on a pro forma basis the Issuer or such Person would not be incurring any additional Indebtedness (other than Permitted Indebtedness); provided that the Issuer may merge into any Guarantor without complying with this clause (3).

In connection with any consolidation, merger or transfer of assets contemplated by this Section 5.01, the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this Section and that all conditions precedent herein (including, without limitation, any applicable provisions of Section 8.06 hereof) provided for relating to such transaction or transactions have been complied with.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Notwithstanding the foregoing, the Issuer may merge or consolidate with or transfer substantially all of its assets to an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Issuer or the form of organization of the Issuer so long as the amount of Indebtedness of the Issuer, Holdings and the Issuer’s Restricted Subsidiaries is not increased thereby and that the successor assumes all obligations of the Issuer under this Indenture and the Notes.

Section 5.02. Successor Person Substituted.

Upon any consolidation, merger, conveyance or any transfer of all or substantially all of the assets of the Issuer in accordance with Section 5.01 above, the successor entity formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor entity had been named as the Issuer herein, and thereafter the predecessor entity shall be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

An “Event of Default” occurs if

(a) there is a default in the payment of any principal of, or premium, if any, on the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) there is a default in the payment of any interest on any Note when the same becomes due and payable and the default continues for a period of 30 calendar days;

(c) there is a default by the Issuer, Holdings or any Restricted Subsidiary of the Issuer in the observance or performance of any other covenant in the Notes or this Indenture for 30 calendar days after written notice from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding (except in the case of a default with respect to Sections 4.15 or 5.01 which shall constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) there is a failure to pay at final maturity (after giving effect to any applicable grace period) any Indebtedness of the Issuer or any Restricted Subsidiary thereof, or the acceleration of any such Indebtedness, which acceleration shall not be rescinded or annulled within 20 days after written notice to the Issuer by the Trustee or any Holder, if the aggregate amount of such Indebtedness, together with the amount of any other such Indebtedness in default for failure to pay or which has been accelerated, aggregates $5.0 million or more at any time;

(e) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $5.0 million (excluding amounts covered by insurance for which coverage is not being challenged or denied unless the Issuer is contesting such challenge or denial in good faith) shall be rendered against the Issuer or any Restricted Subsidiary thereof, and shall not be discharged for any period of 60 consecutive calendar days during which a stay of enforcement shall not be in effect;

(f) the Issuer, Holdings or any Significant Subsidiary of the Issuer pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its Property, or

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not able to pay its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer, Holdings or any Significant Subsidiary of the Issuer in an involuntary case,

(B) appoints a Custodian of the Issuer, Holdings or any Significant Subsidiary of the Issuer or for all or substantially all of the Property of the Issuer, Holdings or any Significant Subsidiary of the Issuer, or

(C) orders the liquidation of the Issuer, Holdings or any Significant Subsidiary of the Issuer,

and the order or decree remains unstayed and in effect for 60 days; and

(h) any Guarantee of a Significant Subsidiary of the Issuer ceases to be in full force and effect or any Guarantee of a Significant Subsidiary of the Issuer is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary of the Issuer is found to be invalid or any of the Guarantors denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 6.02. Acceleration.

If an Event of Default (other than an Event of Default of the type described in Section 6.01(f) or (g)) shall have occurred and be continuing, then the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued interest to the date of acceleration and (1) the same shall become immediately due and payable or (2) if there are any amounts outstanding under the Senior Credit Facility, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facility or five Business Days after receipt by the Issuer and the representative under the Senior Credit Facility of a notice of acceleration (provided that the Issuer shall be responsible for providing a copy of any such notice of acceleration to the Trustee within two (2) Business Days of receipt); provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the holders of a not less than 75% in aggregate principal amount of outstanding Notes may rescind and annul such acceleration and its consequences if

(1) all Events of Default, other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, have been cured or waived as provided in this Indenture,

(2) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

(3) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee and its counsel, professional advisers and agents for their expenses, disbursements and advances and

(4) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(f) or (g) above, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent or other Default or Event of Default or impair any right consequent thereto. In case an Event of Default of the type described in Section 6.01(f) or (g) above shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Noteholders.

Section 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, the obligations set forth in the Guarantees or this Indenture and may take any necessary action requested of it as Trustee to settle, compromise, adjust or otherwise conclude any proceedings to which it is a party.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Noteholder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults and Events of Default.

Subject to Sections 6.02, 6.07 and 8.02 hereof, the Holders of not less than 75% in principal amount of the Notes then outstanding shall have the right to waive past Defaults under this Indenture except a Default in the payment of the principal of, or interest or premium, if any, on any Note, which cannot be waived without the consent of the Holder of such Notes or in respect of a covenant or a provision which cannot be modified or amended without the consent of all Holders. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

Section 6.05. Control by Supermajority.

The Holders of not less than 75% in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee by this Indenture. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of another Noteholder not taking part in such direction, and the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken or if the Trustee in good faith shall, by a Trust Officer, determine that the proceedings so directed may involve it in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.06. Limitation on Suits.

Subject to Section 6.07 below, no Holder has any right to institute any proceeding with respect to this Indenture or any remedy thereunder unless:

(1) the Holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(2) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense which may be incurred in compliance with such request;

(3) the Trustee fails to institute such proceeding within 60 calendar days after receipt of such notice and the offer of indemnity; and

(4) the Trustee has not received directions inconsistent with such written request during such 60-day period by the Holders of not less than 75% in aggregate principal amount of the outstanding Notes.

A Noteholder may not use this Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

Section 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, or premium, if any, or accrued interest of any Note held by such Holder on or after the respective due dates expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

Section 6.08. Collection Suit by Trustee.

If an Event of Default in payment of principal, premium or interest specified in Section 6.01(a), (b) or (c) hereof occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and the Guarantors for the whole amount of unpaid principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate then borne by the Notes, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, professional advisers and counsel) and the Noteholders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its Property and shall be entitled and empowered to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same after deduction of its charges and expenses to the extent that any such charges and expenses are not paid out of the estate in any such proceedings and any custodian in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Noteholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents, professional advisers and counsel, and any other amounts due the Trustee under Section 7.07 hereof.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Noteholder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such proceedings.

Section 6.10. Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

FIRST to the Trustee for amounts due under Section 7.07 hereof;

SECOND: to Noteholders for amounts due and unpaid on the Notes for principal, premium, if any, and interest as to each, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes; and

THIRD: to the Issuer or, to the extent the Trustee collects any amounts from any Guarantor, to such Guarantor, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Noteholders pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the Notes then outstanding.

ARTICLE 7

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default known to the Trustee has occurred and is continuing, the Trustee shall exercise such rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default known to the Trustee:

(1) The Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2) The Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved in a final and non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts.

(3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 and 6.05 hereof.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights or powers if it determines in the exercise of its reasonable discretion that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(e) The Trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee indemnity or security satisfactory to it in its reasonable discretion against any loss, liability, expense or fee.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by the law.

(g) The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default (other than Events of Default specified in Section 6.01(a) and/or 6.01(b) hereof) or fact or event which might require the Trustee to take any action or give any notice unless one of its Trust Officers has received written notice from the Issuer or a Holder of the circumstances constituting the same and stating so in such written notification thereof.

(h) Whether or not therein expressly so provided, Sections 7.01(a), (b), (c), (d), (e), and (f) shall govern every provision of this Indenture that in any way relates to the Trustee.

(i) In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, without limitation, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee shall have no duty to inquire as to the performance of the Issuer with respect to the covenants contained in Article 4. Delivery of reports, information and documents to the Trustee under Sections 4.02 and 4.04 hereof is for information purposes only and the receipt by the Trustee of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder, as to which the Trustee is entitled to rely on Officers’ Certificates.

(k) Any permissive right or authority granted to the Trustee shall not be construed as a mandatory duty.

Section 7.02. Rights of Trustee.

Subject to Section 7.01 hereof:

(1) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(2) Before the Trustee acts or refrains from acting with respect to any matters contemplated by this Indenture or the Notes it may require an Officers’ Certificate or an Opinion of Counsel, or both, which shall conform to the provisions of Section 11.05 hereof. The Trustee shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(3) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent so long as the appointment of such agent was made with due care.

(4) The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(5) The Trustee may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(6) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer. The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(7) The rights, privileges, protections, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other person employed to act thereunder.

(8) Unless otherwise required by applicable law, the Trustee shall not have any duty (1) to see to any recording, filing or depositing of this Indenture or any Indenture referred to herein, or see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof or (2) to obtain any insurance policy or coverage.

(9) Unless otherwise required by applicable law, the Trustee shall not be required to give any bond or surety in respect of the execution of the powers granted hereunder.

Section 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may make loans to, accept deposits from, perform services for or otherwise deal with the Issuer, or any Affiliates thereof, with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee, however, shall be subject to Sections 7.10 and 7.11 hereof.

Section 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the sale of Notes or any money paid to the Issuer pursuant to the terms of this Indenture and it shall not be responsible for any statement in the Notes other than its certificate of authentication.

Section 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Noteholder notice of the Default within 30 days after the Default first becomes known to the Trustee. Except in the case of a Default in payment of the principal of, or premium, if any, or interest on any Note the Trustee may withhold the notice if and so long as the Board of Directors of the Trustee, the executive committee or any trust committee of such board and/or its Trust Officers in good faith determine(s) that withholding the notice is in the interests of the Noteholders.

Section 7.06. Reports by Trustee to Holders.

If required by TIA Section 313(a), within 60 days after February 15 of any year, commencing the February 15 following the date of this Indenture, the Trustee shall mail to each Noteholder a brief report dated as of such February 15 that complies with TIA Section 313(a). The Trustee also shall comply with TIA Section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA Section 313(c) and TIA Section 313(d).

Reports pursuant to this Section 7.06 shall be transmitted by mail:

(1) to all registered Holders, as the names and addresses of such Holders appear on the Registrar’s books; and

(2) to such Holder as have, within the two years preceding such transmission, filed their names and addresses with the Trustee for that purpose.

A copy of each report at the time of its mailing to Noteholders shall be filed with the Commission and each stock exchange on which the Notes are listed. The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as shall be agreed in writing between the Issuer and the Trustee for its services hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust). The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it in connection with its duties under this Indenture, including the reasonable compensation, disbursements and expenses of the Trustee’s agents, professional advisers and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee and its officers, directors, employees and agents and any predecessor Trustee and its officers, directors, employees and agents for, and hold each of them harmless against, any and all loss, damage, claim, liability or expense, including taxes (other than taxes based on the income of the Trustee) incurred by any of them in connection with the acceptance or performance of its duties under this Indenture including the reasonable costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of the powers or duties of the Trustee hereunder (including, without limitation, settlement costs). The Trustee shall notify the Issuer in writing promptly of any claim asserted against the Trustee or any such officer, director, employee or agent for which any of them may seek indemnity. However, the failure by the Trustee to so notify the Issuer shall not relieve the Issuer or any of the Guarantors of their obligations hereunder except to the extent the Issuer is prejudiced thereby. This indemnity shall survive the termination of this Indenture, final payment of the Notes, and resignation or removal of the Trustee.

Notwithstanding the foregoing, the Issuer need not reimburse the Trustee or any such officer, director, employee or agent for any expense or indemnify any of them against any loss or liability incurred by the Trustee or any such officer, director, employee or agent through its negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction in a final and non-appealable decision. To secure the payment obligations of the Issuer in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or Property held or collected by the Trustee except such money or Property held in trust to pay principal of and interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(f) or (g) hereof occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

For purposes of this Section 7.07, the term “Trustee” shall include any trustee appointed pursuant to Article 9.

Section 7.08. Replacement of Trustee.

The Trustee may resign by so notifying the Issuer in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by notifying the removed Trustee in writing and may appoint a successor Trustee with the Issuer’s written consent which consent shall not be unreasonably withheld. The Issuer may remove the Trustee at its election if:

(1)	the Trustee fails to comply with Section 7.10 hereof;

(2)	the Trustee is adjudged a bankrupt or an insolvent;

(3)	a receiver or other public officer takes charge of the Trustee or its Property; or

(4)	the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10 hereof, any Noteholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Immediately following such delivery, the retiring Trustee shall, subject to its rights under Section 7.07 hereof, transfer all property held by it as Trustee to the successor Trustee, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Noteholder. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Consolidation, Merger or Conversion.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust assets to, another corporation, subject to Section 7.10 hereof, the successor corporation without any further act shall be the successor Trustee.

Section 7.10. Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1), (2) and (5) in every respect. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), including the provision in Section 310(b)(1). The provisions of TIA Section 310 shall apply to the Issuer as obligor of the Notes.

Section 7.11. Preferential Collection of Claims Against Issuer.

The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein. The provisions of TIA Section 311 shall apply to the Issuer as obligor of the Notes.

Section 7.12. Paying Agents.

The Issuer shall cause each Paying Agent other than the Trustee to execute and deliver to them and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.12:

(A) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Issuer or by any obligor on the Notes) in trust for the benefit of Holders or the Trustee;

(B) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

(C) that it will give the Trustee written notice within three (3) Business Days of any failure of the Issuer (or by any other obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.

ARTICLE 8

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01. Without Consent of Holders.

The Issuer and the Guarantors, when authorized by a Board Resolution, and the Trustee may amend or supplement this Indenture or the Notes without notice to or consent of any Noteholder:

(1) to comply with Section 5.01 hereof;

(2) to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(3) to comply with any requirements of the Commission under the TIA;

(4) to cure any ambiguity, defect or inconsistency, or to make any other change that does not, in the opinion of the Trustee, materially and adversely affect the rights of any Noteholder;

(5) add Guarantors with respect to the Notes; or

(6) release Guarantors when permitted by this Indenture.

Upon the request of the Issuer, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Noteholders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06 hereof, the Trustee is hereby authorized to join with the Issuer and the Guarantors in the execution of any supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which adversely affects its own rights, duties or immunities under this Indenture.

Section 8.02. With Consent of Holders.

The Issuer, the Guarantors and the Trustee may modify or supplement this Indenture or the Notes with the written consent of the Holders of not less than seventy-five percent (75%) in principal amount of the outstanding Notes without notice to any Noteholder. The Holders of not less than seventy-five percent (75%) in aggregate principal amount of the outstanding Notes may waive compliance in a particular instance by the Issuer and the Guarantors with any provision of this Indenture or the Notes without notice to any Noteholder. Subject to Section 8.04, without the consent of each Noteholder affected, however, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not:

(1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver to this Indenture or the Notes;

(2) reduce the rate of or change the time for payment of interest on any Note;

(3) reduce the principal of, or premium on, or change the stated maturity, of any Note or change the date on which any Notes may be subject to redemption or repurchase or reduce the redemption or repurchase price therefor;

(4) make any Note payable in money other than that stated in the Note or change the place of payment from New York, New York;

(5) waive a Default in the payment of the principal of, or interest on, or any redemption payment with respect to, any Note;

(6) make any changes in Section 6.04 or 6.07 hereof or this sentence of Section 8.02;

(7) amend, change or modify in any material respect, the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or, make and consummate an Excess Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(8) modify or change any provision of this Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; provided that ranking shall not be affected by the existence or lack of a security interest or by priority with respect to a security interest; or

(9) release any Guarantor from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Issuer shall mail to the Holders a notice briefly describing the amendment, supplement or waiver.

Upon the request of the Issuer, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and upon the receipt by the Trustee of evidence reasonably satisfactory to the Trustee of the consent of the Noteholders as aforesaid and upon receipt by the Trustee of the documents described in Section 8.06 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section to approve a particular form of any proposed amendment, supplement or waiver, rather it shall be sufficient if such consent approves the substance thereof.

Section 8.03. Compliance with Trust Indenture Act.

Every amendment to or supplement of this Indenture or the Notes shall comply with the TIA as then in effect.

Section 8.04. Revocation and Effect of Consents.

Until an amendment, supplement, waiver or other action becomes effective, a consent to it by a Holder is a continuing consent conclusive and binding upon such Holder and every subsequent Holder of the same Note or portion thereof, and of any Note issued upon the transfer thereof or in exchange therefor or in place thereof, even if notation of the consent is not made on any such Note. Any such Holder or subsequent Holder, however, may revoke the consent as to his Note or portion of a Note, if the Trustee receives the notice of revocation before the date the amendment, supplement, waiver or other action becomes effective.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date unless the consent of the requisite number of Holders has been obtained.

After an amendment, supplement, waiver or other action becomes effective, it shall bind every Noteholder, unless it makes a change described in any of clauses (1) through (9) of Section 8.02 hereof. In that case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

Section 8.05. Notation on or Exchange of Notes.

If an amendment, supplement, or waiver changes the terms of a Note, the Trustee may request the Holder to deliver it to the Trustee. In such case, the Trustee shall place an appropriate notation on the Note about the changed terms and return it to the Holder.

Alternatively, if the Issuer or the Trustee so determine, the Issuer in exchange for the Note shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment supplement or waiver.

Section 8.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 8 if the amendment, supplement or waiver does not materially adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver the Trustee shall be entitled to receive and, subject to Section 7.01 hereof, shall be fully protected in relying upon, in addition to the documents required by Section 11.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and, with respect to such Opinion of Counsel, that such amended or supplemental indenture is the legal, valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against it in accordance with its terms (subject to customary conditions). The Issuer and each Guarantor may not sign an amendment or supplement until the Board of Directors of the Issuer and each such Guarantor approves it.

ARTICLE 9

DISCHARGE OF INDENTURE; DEFEASANCE

Section 9.01. Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes herein expressly provided for) and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when either:

(1) all Notes theretofore authenticated and delivered (other than (A) Notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.07 hereof and (B) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) (i) all such Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee in trust an amount of U.S. legal tender or U.S. Government Obligations sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption as the case may be; (ii) the Issuer or any Guarantor has paid or caused to be paid all other sums payable under this Indenture by the Issuer; and (iii) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Issuer to the Trustee under Section 7.07 and, if money shall have been deposited with the Trustee pursuant to Section 9.01(1)(B), the obligations of the Trustee under Section 9.05, shall survive.

Section 9.02. Legal Defeasance.

The Issuer may at its option, by Board Resolution set forth in an Officers’ Certificate, be discharged from its obligations with respect to the Notes and the Guarantors discharged from their obligations under the Guarantees (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be deemed to have paid and discharged the entire indebtedness represented by the Notes and to have satisfied all of its other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Issuer, shall, subject to Section 9.06 hereof, execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of outstanding Notes to receive solely from the trust funds described in Section 9.04 hereof and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (B) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.16 hereof, (C) the rights, powers, trusts, duties, and immunities of the Trustee hereunder (including claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof) and (D) this Article 9. Subject to compliance with this Article 9, the Issuer may exercise its option under this Section 9.02 with respect to the Notes notwithstanding the prior exercise of their option under Section 9.03 below with respect to the Notes.

Section 9.03. Covenant Defeasance.

At the option of the Issuer, pursuant to a Board Resolution set forth in an Officers’ Certificate, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, be released from their respective obligations under Sections 4.02, 4.04 through 4.13, 4.15, and 4.17 through 4.24 hereof, and clause (3) of the first paragraph of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 9.04 hereof are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that the Issuer and each of the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section or portion thereof, whether directly or indirectly by reason of any reference elsewhere herein to any such specified Section or portion thereof or by reason of any reference in any such specified Section or portion thereof to any other provision herein or in any other document, and such omission to comply will not constitute a Default or an Event of

Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and the Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 9.01 hereof of the option applicable to this Section 9.03, subject to the satisfaction of the conditions set forth in Section 9.04 hereof, Sections 6.01(c) through 6.01(e) hereof will not constitute Events of Default.

Section 9.04. Conditions to Defeasance or Covenant Defeasance.

The following shall be the conditions to application of Section 9.02 or Section 9.03 hereof to the outstanding Notes:

(1) the Issuer shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 hereof who shall agree to comply with the provisions of this Article 9 applicable to it) as funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, (A) U.S. legal tender in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of, premium, if any, and accrued interest on the outstanding Notes at the maturity date of such principal, premium, if any, or interest, or on dates for payment and redemption of such principal, premium, if any, and interest selected in accordance with the terms of this Indenture and of the Notes; provided, however, that the Trustee (or other qualifying trustee) shall have received an irrevocable written order from the Issuer instructing the Trustee (or other qualifying trustee) to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes;

(2) no Event of Default or Default shall have occurred and no Event of Default of the type specified in Section 6.01(f) or (g) shall have occurred and be continuing on the date of such deposit, or shall have occurred and be continuing at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period under any Bankruptcy Law applicable to the Issuer in respect of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(3) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest for purposes of the TIA with respect to any securities of the Issuer;

(4) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute default under any other material agreement or instrument to which the Issuer, Holdings or any of their respective Subsidiaries are a party or by which the Issuer, Holdings or any of their respective Subsidiaries is bound;

(5) the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, as a result of such Legal Defeasance or Covenant Defeasance, neither the trust nor the Trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended;

(6) in the case of an election under Section 9.02 above, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling to the effect that or (ii) there has been a change in any applicable Federal income tax law with the effect that, and such opinion shall confirm that, the Holders of the outstanding Notes or persons in their positions will not recognize income, gain or loss for Federal income tax purposes solely as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if such Legal Defeasance had not occurred;

(7) in the case of an election under Section 9.03 hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel describing either a private ruling concerning the Notes or a published ruling of the Internal Revenue Service to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either Legal Defeasance under Section 9.02 above or Covenant Defeasance under Section 9.03 hereof (as the case may be) have been complied with;

(9) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit under clause (1) was not made by the Issuer with the intent of preferring the holders of the Notes over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(10) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening event of the type described in Section 6.01(f) or (g) shall occur and no Holder is an “insider” (as such term is used under applicable Bankruptcy Law) of the Issuer after the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period under any Bankruptcy Law applicable to the Issuer in respect of such deposit, the funds deposited in trust will not be subject to the effect of any Bankruptcy Law; and

(11) before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in accordance with Section 3.07 hereof.

Section 9.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.01 or 9.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes, of all sums due and to become due thereon in respect of principal, premium, if any, and accrued interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer and the Guarantors shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 9.01 or 9.04 hereof or the principal, premium, if any, and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon a written request of the Issuer in the form of an Officers’ Certificate any money or U.S. Government Obligations held by it as provided in Section 9.01 or 9.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06. Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 9.01, 9.02 or 9.03 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and each Guarantor’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 9.01 hereof; provided, however, that if the Issuer or the Guarantors have made any payment of principal of, premium, if any, or accrued interest on any Notes because of the reinstatement of their obligations, the Issuer and each such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 9.07. Moneys Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture, all moneys then held by any Paying Agent under the provisions of this Indenture shall, upon demand of the Issuer, be paid to the Trustee, or if sufficient moneys have been deposited pursuant to Section 9.01 hereof, to the Issuer (or, if such moneys had been deposited by any Guarantor, to such Guarantor) and thereupon such Paying Agent shall be released from all further liability with respect to such moneys.

Section 9.08. Moneys Held by Trustee.

Any moneys deposited with the Trustee or any Paying Agent or then held by the Issuer or any Guarantor in trust for the payment of the principal of, or premium, if any, or interest on any Note that are not applied but remain unclaimed by the Holder of such Note for two years after the date upon which the principal of, or premium, if any, or interest on such Note shall have respectively become due and payable shall be repaid to the Issuer (or, if appropriate, the applicable Guarantor) upon a written request of the Issuer in the form of an Officers’ Certificate, or if such moneys are then held by the Issuer or any Guarantor in trust, such moneys shall be released from such trust; and the Holder of such Note entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Issuer and the Guarantors for the payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantees.

Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee on its behalf and on behalf of the Holders and its successors and assigns, as applicable, (a) the due and punctual payment of principal of, premium, if any, and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under this Indenture and the Notes, including without, limitation, the payment obligations of the Issuer pursuant to Section 7.07 hereof, and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor further agrees that this is a guarantee of payment and not a guarantee of collection.

Each Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuer or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (f) except as provided in Section 10.06, any change in the ownership of such Guarantor.

Except as expressly set forth in Sections 10.02 and 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of set-off, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuer or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay the principal of, premium, if any, or interest on any obligation under the Notes or this Indenture when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other obligation under the Notes or this Indenture, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations, (ii) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranteed Obligations of the Issuer to the Holders and the Trustee.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Section 6 for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations under the Notes or this Indenture guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’, agents’ and professional advisers’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Article 10.

Section 10.02. Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. To effectuate the foregoing intention, the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations hereunder, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.03. Successors and Assigns.

This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 10.04. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.05. Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee in accordance with the terms and conditions of Article 8 hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.06. Release of Guarantor.

A Guarantor shall be released from all of its obligations under its Guarantee if:

(i) the Guarantor has sold all or substantially all of its assets or the Issuer and its Restricted Subsidiaries have sold all of the Capital Stock of the Guarantor owned by them, in each case in a transaction in compliance with Sections 4.08 and 5.01 hereof; or

(ii) the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, the Issuer or another Guarantor in a transaction in compliance with Section 5.01 hereof;

and in each such case, such Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel upon which the Trustee can conclusively rely, each stating that all conditions precedent herein provided for relating to such transactions have been complied with.

Section 10.07. Execution of Supplemental Indenture for Future Guarantors.

Each Subsidiary which is required to become a Guarantor pursuant to Section 4.21 shall, and the Issuer shall cause each such Subsidiary to, promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit E hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 10 and shall guarantee the obligations of the Issuer under the Notes and this Indenture. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall deliver to the Trustee an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Section 10.08. Execution and Delivery of Guarantees.

To evidence the Guarantee set forth in this Article 10, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form of Exhibit D hereto shall be placed on each Note authenticated and made available for delivery by the Trustee and that this Guarantee shall be executed on behalf of each Guarantor by the manual or facsimile signature of two Officers or an Officer and the Secretary of each Guarantor.

Each Guarantor hereby agrees that the Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer of a Guarantor whose signature is on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of each Guarantor.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision shall control.

Section 11.02. Notices.

Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to the Issuer or any Guarantor:

c/o Muzak LLC

3318 Lakemont Boulevard

Fort Mill, South Carolina 29708

Attention:

Tel:    (803) 396-3000 Fax: (803) 396-3357

Copy to:

Kirkland & Ellis

153 East 53rd Street

New York, New York 10022

Attention:

Tel:    (212) 446-4800 Fax: (212) 446-4900

If to the Trustee:

Wilmington Trust FSB, as Trustee

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Capital Markets

Tel: (302) 636-6410

Fax: (302) 636-4145

Copy to:

Nixon Peabody LLP

437 Madison Avenue

New York, New York 10022

Attention: Bart Pisella, Esq.

Tel: (212) 940-3038

Fax: (866) 947-2203

The Issuer, any Guarantor or the Trustee by written notice to the others may designate additional or different addresses for subsequent notices or communications. Any notice or communication to the Issuer, any Guarantor and the Trustee, shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five (5) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

Any notice or communication mailed to a Noteholder shall be mailed to it by first-class mail, postage prepaid, at his address shown on the register kept by the Registrar.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication to a Noteholder is mailed in the manner provided above, it shall be deemed duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail any notice as required by this Indenture, then such method of notification as shall be made with the approval of the Trustee shall constitute a sufficient mailing of such notice.

Section 11.03. Communications by Holders with Other Holders.

Noteholders may communicate pursuant to TIA Section 312(b) with other Noteholders with respect to their rights under this Indenture or the Notes. The Issuer, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 11.04. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee if and to the extent reasonably requested by the Trustee:

(1) an Officers’ Certificate (which shall include the statements set forth in Section 11.05 below) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel (which shall include the statements set forth in Section 11.05 below) stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.05. Statements Required in Certificate and Opinion.

Each certificate and opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, it or he has made such examination or investigation as is necessary to enable it or him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such Person, such covenant or condition has been complied with.

Section 11.06. When Treasury Notes Disregarded.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any other obligor on the Notes or by any Affiliate of any of them shall be disregarded, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to the Notes and that the pledgee is not an Issuer, any Guarantor or any other obligor upon the Notes or any Affiliate of any of them. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Issuer shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Issuer to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 11.07. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at meetings of Noteholders. The Registrar and Paying Agent may make reasonable rules for their functions.

Section 11.08. Business Days; Legal Holidays.

A “Business Day” is a day that is not a Legal Holiday. A “Legal Holiday” is a Saturday, a Sunday, a federally recognized holiday or a day on which banking institutions are not required to be open in the State of New York or Wilmington, Delaware. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.09. Governing Law.

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

Section 11.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan, security or debt agreement of the Issuer or any Subsidiary thereof. No such indenture, loan, security or debt agreement may be used to interpret this Indenture.

Section 11.11. No Recourse Against Others.

A Director, officer, employee, stockholder or incorporator, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creations. Each Noteholder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 11.12. Successors.

All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee, any additional trustee and any Paying Agents in this Indenture shall bind its successor.

Section 11.13. Multiple Counterparts.

The parties may sign multiple counterparts of this Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 11.14. Table of Contents, Headings, etc.

The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.15. Separability.

Each provision of this Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

MUZAK LLC

By:
Name:
Title:

Guarantors:
MUZAK HOLDINGS LLC, a Delaware limited liability company

By:
Name:
Title:

MUZAK CAPITAL CORPORATION, a Delaware corporation

By:
Name:
Title:

ELECTRO SYSTEMS CORPORATION, a Florida corporation

By:
Name:
Title:

MUZAK HEART & SOUL FOUNDATION, a Washington corporation

By:
Name:
Title:

WILMINGTON TRUST FSB

By:
Name:
Title:

1

EXHIBIT A

(FACE OF NOTE)

[FORM OF NOTE]

[IF GLOBAL NOTE, INSERT GLOBAL LEGEND FROM EXHIBIT B]

CUSIP No.	$

MUZAK LLC

15% Senior Notes due 2014

Muzak LLC, a Delaware limited liability company (the “Issuer”, which term includes any successor entity), for value received promise to pay to                                  or registered assigns the principal sum of              Dollars, on July 31, 2014.

Interest Payment Dates: January 1 and July 1 commencing July 1, 2010

Record Dates: December 15 and June 15

Reference is made to the further provisions of this Note contained in the attached “Terms of the Notes”, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by their duly authorized officers.

MUZAK LLC

By:
Name:
Title:

By:
Name:
Title:

Certificate of Authentication:

This is one of the 15% Senior Notes due 2014 referred to in the within-mentioned Indenture

Dated:

WILMINGTON TRUST FSB, as Trustee

By:
Authorized Signatory

TERMS OF THE NOTES

MUZAK LLC

15% Senior Notes due 2014

1.	Interest.

Muzak LLC, a Delaware limited liability company (referred to herein as the “Issuer”), promise to pay interest on the principal amount of this Note semiannually on January 1 and July 1 of each year and on the maturity date, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing on July 1, 2010, at the rate of 15% per annum of which 8% shall be payable semiannually in arrears in cash (“Cash Interest”) and 7% shall be payable semiannually in arrears by either (a) increasing the principal amount of this Note as of the day immediately preceding the next Interest Payment Date or (b) issuing PIK Notes (“PIK Interest”). Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes.

PIK Interest on this Note will be payable by increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depository or otherwise, by issuing new Global Notes executed by the Issuer in the principal amount of PIK Interest then due). Following an increase in the principal amount of this Note as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date of such PIK Payment.

The Issuer shall pay interest on overdue principal, and on overdue premium, if any, and overdue interest, to the extent lawful, at the rate of interest borne by the Notes plus an additional 2%, all of such additional amount to be paid in cash.

2.	Method Of Payment.

The Issuer will pay interest on this Note provided for in Paragraph 1 above (except defaulted interest) to the person who is the registered Holder of this Note at the close of business on the December 15 and June 15 preceding the Interest Payment Date (whether or not such day is a Business Day). The Holder must surrender this Note to a Paying Agent to collect principal payments. The Issuer will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts; provided, however, that the Issuer may pay principal, premium, if any, and interest by check payable in such money. The Issuer may mail an interest check to the Holder’s registered address.

3.	Paying Agent and Registrar.

Initially, Wilmington Trust FSB, as trustee (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. Neither the Issuer nor any of its Subsidiaries or Affiliates may act as Paying Agent but may act as Registrar or co-Registrar.

4.	Indenture; Restrictive Covenants.

The Issuer issued this Note under an Indenture dated as of February 1, 2010 (the “Indenture”) among the Issuer, the Guarantors and the Trustee. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Section 77aaa-77bbbb) as in effect on the date of the Indenture. This Note is subject to all such terms, and the Holder of this Note is referred to the Indenture and said Trust Indenture Act for a statement of them. All capitalized terms in this Note, unless otherwise defined, have the meanings assigned to them by the Indenture.

The Notes are general unsecured obligations of the Issuer unlimited in aggregate principal amount, $135,000,000 of which were issued on the Issue Date. The Indenture imposes certain restrictions on, among other things, the incurrence of indebtedness, the incurrence of liens, the making of certain investments, mergers and sale of assets, the payments of dividends on or the repurchase of, capital stock of the Issuer, certain other restricted payments by the Issuer and its Subsidiaries, certain transactions with, and investments in, their Affiliates, the creation of Subsidiaries, the issuance of capital stock by Subsidiaries, the types of businesses which the Issuer and its Subsidiaries may engage in, the creation of dividend and other payment restrictions affecting Subsidiaries, certain sale-leaseback transactions and a provision regarding change-of-control transactions.

5.	Redemption.

(a) The Issuer may redeem the Notes at its option, in accordance with the terms of the Indenture in whole or in part at any time on or after the Issue Date at a price equal to 100% of the outstanding principal amount of the Notes plus accrued and unpaid interest, if any, to the Redemption Date

6.	Notice of Redemption.

Notice of redemption will be mailed via first class mail at least 30 days but not more than 60 days prior to the Redemption Date to each Holder to be redeemed at its registered address as it shall appear on the register of the Notes maintained by the Registrar. On and after any Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption unless the Issuer shall fail to redeem any such Note.

7.	Offers to Purchase.

The Indenture requires that certain proceeds from Asset Sales be used, subject to further limitations contained therein, to make an offer to purchase certain amounts of Notes in accordance with the procedures set forth in the Indenture. The Issuer is also required to make an offer to purchase Notes upon occurrence of a Change of Control in accordance with procedures set forth in the Indenture.

8.	Denominations, Transfer, Exchange.

The Notes are in registered form without coupons in minimum denominations of $1.00 and integral multiples $1.00 in excess thereof. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Note selected for redemption or register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or any Note after it is called for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

9.	Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.	Unclaimed Money.

If money for the payment of principal, premium or interest on any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Issuer at its request. After that, Holders entitled to money must look to the Issuer for payment as general creditors unless an “abandoned property” law designates another person.

11.	Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture or the Notes may be modified, amended or supplemented by the Issuer, the Guarantors and the Trustee with the consent of the Holders of at least 75% in principal amount of the Notes then outstanding and any existing Default or compliance with any provision may be waived in a particular instance with the consent of the Holders of not less than 75% in principal amount of the Notes then outstanding. Without the consent of Holders, the Issuer, and the Trustee may amend the Indenture or the Notes or supplement the Indenture for certain specified purposes including providing for uncertificated Notes in addition to certificated Notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not materially and adversely affect the rights of any Holder.

12.	Successor Entity.

When a successor entity assumes all the obligations of its predecessor under the Notes and the Indenture and immediately before and thereafter no Default exists and certain other conditions are satisfied, the predecessor entity will be released from those obligations.

13.	Defaults and Remedies.

Events of Default are set forth in the Indenture. If an Event of Default (other than an Event of Default pursuant to Section 6.01(f) or (g) of the Indenture with respect to the Issuer)

occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, may declare to be immediately due and payable the entire principal amount of all the Notes then outstanding plus accrued but unpaid interest to the date of acceleration; provided, however, that after such acceleration but before judgment or decree based on such acceleration is obtained by the Trustee, the Holders of not less than 75% in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration and its consequences if all existing Events of Default, other than the nonpayment of principal, premium or interest that has become due solely because of the acceleration, have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto. In case an Event of Default specified in Section 6.01(f) or (g) of the Indenture occurs, such principal amount, together with premium, if any, and interest with respect to all of the Notes, shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of the Notes.

14.	Trustee Dealings With the Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, and may otherwise deal with the Issuer, as if it were not Trustee.

15.	No Recourse Against Others.

As more fully described in the Indenture, a director, officer, employee or stockholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect or by reason of such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

16.	Defeasance and Covenant Defeasance.

The Indenture contains provisions for defeasance of the entire indebtedness on this Note and for defeasance of certain covenants in the Indenture upon compliance by the Issuer with certain conditions set forth in the Indenture.

17.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

18.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Securities Identification Procedures, the Issuer has caused CUSIP Numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as convenience to

Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS THAT WOULD APPLY THE LAW OF ANOTHER JURISDICTION. EACH OF THE PARTIES TO THE INDENTURE HAS AGREED TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE OR THIS NOTE.

THE ISSUER WILL FURNISH TO ANY HOLDER OF A NOTE UPON WRITTEN REQUEST AND WITHOUT CHARGE A COPY OF THE INDENTURE. REQUESTS MAY BE MADE TO: MUZAK LLC, 3318 Lakemont Boulevard, Fort Mill, South Carolina 29708, Attention:

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and Zip Code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Issuer. The Agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Issuer pursuant to Section 4.08 or Section 4.15 of the Indenture, check the appropriate box:

[    ] Section 4.08            [    ] Section 4.15

If you want to have only part of the Note purchased by the Issuer pursuant to Section 4.08 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guaranteed

EXHIBIT B

FORM OF LEGEND FOR GLOBAL NOTES

Any Global Note authenticated and delivered hereunder shall bear a legend in substantially the following form:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

B-1

EXHIBIT C

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF NOTES

Re: 15% Senior Notes due 2014 (the “Notes”) and Muzak LLC

This Certificate relates to $             principal amount of Notes held in the form of*                      a beneficial interest in a Global Note or*              Certificated Notes by                          (the “Transferor”).

The Transferor:*

[    ] has requested by written order that the Registrar deliver in exchange for its beneficial interest in the Global Note held by the Depository a Certificated Note or Certificated Notes in definitive, registered form of authorized denominations and an aggregate number equal to its beneficial interest in such Global Note (or the portion thereof indicated above); or

[    ] has requested that the Registrar by written order to exchange or register the transfer of a Certificated Note or Certificated Notes.

If the Transferor is an “affiliate” of the Issuer, the Transferor, by execution of this Certificate, hereby certifies that the Notes are being sold, transferred, or assigned only pursuant to an effective registration statement under the Securities Act or in accordance with the terms of Rule 144 or another exemption from registration under the Securities Act.

[INSERT NAME OF TRANSFEROR]

By:
[Authorized Signatory]

Date:

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EXHIBIT D

FORM OF NOTATION ON NOTE RELATING TO GUARANTEE

GUARANTEE

Each Guarantor (the “Guarantor”, which term includes any successor Person under the Indenture) has unconditionally guaranteed, on a senior basis, jointly and severally, to the extent set forth in the Indenture dated as of February 1, 2010 (the “Indenture”; capitalized terms used but not defined herein have the meanings given to them in the Indenture) among Muzak LLC, as issuer, the Guarantors party thereto and Wilmington Trust FSB, as Trustee (the “Trustee”) and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of and interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal, and, to the extent permitted by law, interest, and the due and punctual performance of all other Obligations of the Issuer to the Noteholders or the Trustee all in accordance with the terms set forth in Article 10 of the Indenture, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all of the other provisions of the Indenture to which this Guarantee relates.

THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

This Guarantee is subject to release upon the terms set forth in the Indenture.

IN WITNESS WHEREOF, each Guarantor has caused its Guarantee to be duly executed.

GUARANTORS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

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EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                              , among [                     ] (the “New Guarantor”), a subsidiary of Muzak, LLC (or its successor), a Delaware limited liability company (referred to herein as the “ “Issuer”), the Guarantors (the “Existing Guarantors”) under the Indenture referred to below, and Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture (as such may be amended from time to time, the “Indenture”), dated as of February 1, 2010, providing for the issuance of 15% Senior Notes due 2014 (the “Notes”);

WHEREAS, Section 4.21 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 8.01 of the Indenture, the Trustee, the Issuer and Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture. From and after the date hereof, the New Guarantor shall be a Guarantor for all purposes under the Indenture and the Notes.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the

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terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

By:
Name:
Title:

MUZAK LLC

By:
Name:
Title:

By:
Name:
Title:

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EXISTING GUARANTORS:

By:
Name:
Title:

By:
Name:
Title:

WILMINGTON TRUST FSB, as Trustee

By:
Name:
Title:

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